As submitted to the Securities and Exchange Commission on June 6, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER

THE SECURITIES ACT OF 1933

KNOWBELLA HELIX INC.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

P.O. Box 30085

Cincinnati, Ohio 45230

(513) 260-4400

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Copy to:

F. Mark Reuter

Allison A. Westfall

Christopher S. Brinkman

Keating Muething and Klekamp PLL

1 East 4th Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6400

7389	82-4566158
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular which is not designated as a preliminary offering circular is delivered and the offering statement filed with the Commission becomes qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

Preliminary Offering Circular

June 6, 2018

Subject to Completion

KNOWBELLA HELIX INC.

166,666,667 Helix™ Tokens

1 Helix™ Token: $0.30

Minimum Investment: 1,600 Helix™ Token(s) ($480.00)

This Regulation A offering is for Helix™ tokens, no par value per token (the “Tokens,” “Helix™ Tokens” or “Helix™”) of Knowbella Helix Inc., a Delaware corporation (the “Company”, “Knowbella” or “Knowbella Tech”). For a description of the Tokens, see “The Tokens”. We are offering a maximum of 166,666,667 Helix™ tokens at $0.30 per Token, on a best efforts basis, for an aggregate amount of $50,000,000, in a “Tier 2 Offering” under Regulation A (the “Offering”). There is no minimum number of Tokens that needs to be sold in order for funds to be released to the Company for this Offering to close. The minimum investment per investor is 1,600 Tokens ($480) and subscriptions, once received, are revocable until they become irrevocable when both this offering statement is qualified by the SEC and the subscriptions are accepted by the Company. The Company expects to accept all subscriptions up to the maximum amount after this offering statement is qualified. This Offering is being conducted on a “best efforts” basis as provided by Rule 251(d)(3)(i)(F) of Regulation A, which means that there is no guarantee that any minimum amount will be sold. None of the Tokens offered are being sold by present security holders of the Company.

We expect to commence the Offering on or within two (2) calendar days of the date the offering circular is qualified by the United States Securities and Exchange Commission (“SEC”). The Offering will terminate on the first of: (i) all of the Tokens offered are sold; or (ii) the close of business thirty-six (36) months after the date that this Offering is deemed qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”). After this offering statement is qualified by the SEC, the Company intends to accept subscriptions and close on investments on a “rolling” basis (so not all investors will receive their Tokens on the same date). There is no escrow established for this Offering. Funds will be promptly refunded without interest for sales not consummated. Any payments made in Bitcoin, Ethereum or any other non-U.S. Dollar currency may be converted into U.S. Dollars at any time after receipt by the Company. If the Company returns funds to an investor, it may return funds in the form of U.S. Dollars and the Company will not be responsible for any fluctuation in the price of such non-U.S. Dollar currency. Upon closing under the terms as set out in this offering circular, funds will be immediately transferred to the Company (where the funds will be available for use in the operations of the Company’s business, excluding paying the expenses of the Offering, in a manner consistent with the “Use of Proceeds” in this offering circular) and the Tokens for such closing will be issued to investors.

As soon as possible after the issuance of the Tokens, we intend to apply to have the Tokens listed for trading on any alt-coin exchanges that have been registered by the SEC. For more information see “Plan of Distribution”.

The Tokens will be issued in book-entry electronic form only, provided that subsequent transfers of the Tokens will be recorded on the Ethereum blockchain and possession of the Token will signify ownership. VStock Transfer, LLC, a California limited liability company is the transfer agent and registrar for the Tokens. Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit to www.investor.gov.

THESE ARE SPECULATIVE SECURITIES. INVESTING IN THEM INVOLVES SIGNIFICANT RISKS. YOU SHOULD INVEST IN THEM ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS”.

This offering circular is following the disclosure format of Part II of Form 1-A.

	Number of Tokens(2)	Price to Public	Underwriting Discounts and Commissions (3)	Proceeds to Issuer (4)
Per Token(1)	1	$0.30	$0.00	$0.30

Total Maximum	166,666,667	$0.30	$0.00	$50,000,000

(1)	Please refer to the section entitled “The Tokens” for a description of the Tokens.
(2)	Investors must purchase a minimum amount of 1,600 Tokens in this Offering.
(3)	The Tokens will be offered and sold by our officers and directors who will not receive any direct compensation in connection therewith. However, the Company reserves the right to engage, in its discretion, one or more FINRA-member broker-dealers or placement agents registered under Section 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) to participate in the offer and sale of the Tokens and to pay such persons, if any, certain cash commissions and/or the right to purchase certain Tokens.
(4)	Does not reflect deduction of expenses of the Offering. All offering expenses will be paid by the Company. See “Use of Proceeds.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Knowbella Helix Inc.

P.O. Box 30085

Cincinnati, Ohio 45230

Telephone: 513-260-4400

Web: www.knowbella.tech

Information contained on www.knowbella.tech website is not incorporated by reference into this offering circular, and you should not consider information contained on www.knowbella.tech to be part of this offering circular.

We are offering to sell, and seeking offers to buy, our Tokens only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of Tokens. Neither the delivery of this offering circular, nor any sale or delivery of Tokens shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this offering circular, unless the context indicates otherwise, references to “we,” “us,” “our,” “Knowbella,” “Knowbella Tech” and “Company” refer to Knowbella Helix Inc.

The date of this offering circular is [•], 2018

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “proposed,” “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential”, “continue”, “will”, and similar words or phrases, or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ materially and adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	national, international and local economic and business conditions that could affect our business;

•	the lack of any existing centralized marketplace for securitized tokens;

•	our cash flows (or lack thereof) and operating performance;

•	our financing activities;

•	the ability to successfully raise and use the “Use of Proceeds” in an efficient manner and complete development of the Knowbella Platform™;

•	our tax status and the tax status of the offering;

•	industry developments affecting our business, financial condition and results of operations, including general industry developments effecting blockchain technology based securities;

•	our ability to compete effectively;

•	governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation, tax laws, SEC regulations and interpretations, states and self-regulatory organizations, including without limitation, FINRA;

•	our ability to retain our current personnel and our requirements for additional qualified personnel, upon whom the success of our business is highly dependent; and

•	other risks and uncertainties referred to in this offering circular under “Risk Factors”.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should carefully read all of the information contained in this offering circular, including, but not limited to, the risks associated with an investment in the Company’s securities discussed in the “Risk Factors” section of this offering circular..

About Knowbella and the Knowbella Platform™

Knowbella Helix Inc. is a Delaware corporation with its headquarters in Cincinnati, Ohio (“Knowbella,” “Knowbella Tech,” “we,” “our,” “us” or the “Company”). Knowbella is a wholly-owned subsidiary of Knowbella Tech LLC, a Delaware limited liability company (“Knowbella Parent”). We are in a time where “open” collaboration is proliferating in areas such as computer programming (i.e., Linux®, Redhat®, Github®, etc.) and healthcare (i.e., the Gates Foundation®, Cancer Moonshot Initiative, etc.). This open collaboration is helping solve significant challenges and creating new opportunities for business. Knowbella Tech proposes to advance this movement through opening up orphan and dormant (idle) intellectual property in an open science platform known as the “Knowbella Platform™”.

The Knowbella Platform™ is intended to be a collaborative scientific ecosystem that crowdsources the global scientific and engineering communities around orphan and dormant intellectual property, funding, and Helix™ tokens. We aim to help scientists around the world find previously hidden knowledge, connect with others to grow that knowledge, disseminate their findings more quickly than through traditional publishing models, and reward them for their contributions to the scientific community.

Knowbella plans to solve a significant problem where the era of patents and the promise of riches have severely hindered the dissemination and proliferation of knowledge. In addition, it is estimated that the global value of intellectual property that is dormant (or orphan) is $4 trillion1. We believe intellectual property is orphaned by institutions such as universities and corporations as well as individual inventors typically due to budget constraints as well as lack of market insights.

We anticipate solving this significant problem by removing the silos of innovation and building a web-based crowdsourcing platform to enable researchers and scientists to collaborate in an open science ecosystem.

As all products and publications are based upon intellectual property utilized within the Knowbella Platform™, all progress must be made available under a Creative Commons 4.0 and Copyleft model. The contributions also serve to enhance the social good. The Knowbella Platform™ will serve as a place where inventors, institutions, researchers, educators, students and citizen scientists can work together for the benefit of humankind.

While Knowbella was formed in 2018 for the purposes of conducting this Offering, its parent company, Knowbella Tech LLC, a Delaware limited liability company (“Knowbella Parent”) was formed in September 2016 and there is a rich history behind its evolution into the “open science” collaboration platform that it is today. In 2016, Knowbella Parent solely licensed the U.S. patent-pending collaboration platform Therapoid™ (the “Therapoid™ Platform”) from Open Therapeutics, LLC, an Ohio limited liability company (“Open Therapeutics”), which has been sublicensed to Knowbella pursuant to that certain Amended & Restated License Agreement (the “License Agreement”), a copy of which is attached hereto as an exhibit. Although still in “soft launch” pilot phase, the Therapoid™ Platform has already begun to attract scientists around the world to its open collaboration value proposition. The pilot site for the Therapoid™ Platform can be found at https://Therapoid.net. The Knowbella Platform™ will complement the Therapoid™ Platform by consisting of dormant intellectual property with non-therapeutic applications, whereas the Therapoid™ Platform will consist of dormant intellectual property with therapeutic applications. Leveraging this existing platform saves time and resources accelerating market penetration.

[1]	Hovis, Jeff. ISPIM Innovation Insights, Product Genesis, April 2014.

Concurrent with this Offering and pursuant to the License Agreement, the Knowbella Platform™ will be available for use by holders of Helix™ tokens. However, Knowbella will likely outsource smart contracts, wallet, and other feature developments, including further expansion of the Knowbella Platform™ to third party developers, which is expected to be finalized within three to six months after qualification of this Offering, although no guarantee can be made regarding such timeline (the “Knowbella Platform Development”). Continuous improvement and updates will occur after the Knowbella Platform Development as necessary or desirable and as determined by the Company. Prior to the Knowbella Platform Development, purchasers of Helix™ will have access to the Knowbella Platform™ in its current form and will have access to their Helix™ tokens in any wallet provided by such purchaser, with a Knowbella-specific wallet likely becoming available for the Helix™ tokens after completion of the Knowbella Platform Development.

About the Helix™ Tokens

The Company intends to use the Helix™ tokens as the currency of the Knowbella Platform™. We expect that following the Knowbella Platform Development, users will be able to utilize the platform for its various benefits and offerings, including without limitation, conducting commerce with vendors and service providers, such as translating manuscripts or providing consumables and/or equipment, in exchange for your Tokens. The value of the Helix™ tokens will be determined by supply and demand. We believe that demand for the Helix™ tokens will be affected by many factors including, but not limited to, the following:

•	Regulatory compliance;

•	Secondary market liquidity, if any;

•	Knowbella Platform™ utilization (after the Knowbella Platform Development);

•	Public perception;

•	The market for token securities;

•	Wide-spread interest in the crypto markets; and

•	Knowbella’s technology innovation.

Helix™ will be stored on the Ethereum blockchain, assuring integrity and flexibility. In the quickly expanding realm of blockchain technology, Ethereum has emerged as a versatile, rigorous platform for facilitating peer-to-peer contracts and applications.

Timing of the Offering and Knowbella Business Plan

Proceeds from this Offering, and from a concurrent Regulation D, Rule 506(b) offering conducted by Knowbella Parent, will be used to launch the Knowbella Platform™ in its current form and fund the completion of the Knowbella Platform™, including the Knowbella Platform Development and development of the Helix™ wallets. We expect that the Knowbella Platform™ will be launched within three to six months of the closing of this Offering and the activation of the first users on the Knowbella Platform™ and their use of the Helix™ tokens on the Knowbella Platform™ will begin. We expect to continue developing the Knowbella Platform™, hiring personnel and developing the Helix™ token blockchain in the months following this Offering, which may include outsourcing such development to third parties.

Assuming the successful closing of this Offering (i.e., raising enough proceeds to fund the activities listed in the “Use of Proceeds” section), the successful Knowbella Platform Development and the availability of funds after the Offering, we intend to seek the acquisition of some or all of the outstanding equity interests of Open Therapeutics (and thus, the Therapoid™ Platform) to round out the Company’s entire intellectual property portfolio and to consolidate the Knowbella Platform™ and the Therapoid™ Platform for holders of the Helix™ tokens. See “Token Allocation” for a breakdown of the amount of Helix™ tokens reserved for issuance in the event of an acquisition of Open Therapeutics. See also “Interests of Management and Others in Certain Transactions” for information on certain relationships between management of Knowbella and management of Open Therapeutics.

Once the Company has collected the users within the Knowbella Platform™, the Company seeks to (1) monetize data and analytics, (2) sell analytics to for-profit companies, (3) strategically select and further develop assets from the community, and (4) provide consulting and employment opportunities for the researchers.

Once we have attracted the global scientific community, additional business models and revenue streams are expected to follow. Those revenue streams may include:

•	Selling analytics and subscriptions to industries for human capital resources, marketing intelligence, and competitive intelligence decision-making support.

•	Equipment and consumables advertising and sales commission.

•	Private enterprise version (white label) collaboration platform based upon the Knowbella Platform™. This may enable other organizations to use the Knowbella Platform™ in their private environments.

•	Incubate and spinout companies that use and promote Helix™.

•	Consulting services and supplemental R&D services to private industry.

•	Intellectual property offices to create potential value for dormant intellectual property.

•	Marketing non-dormant intellectual property for institutional technology transfer officers (TTOs).

•	Hosting Innovation Challenges.

See the Knowbella whitepaper attached hereto as an Exhibit for further information about the Knowbella Platform™, the Helix™ tokens, and the Knowbella business plan and timeline.

THE OFFERING

Issuer	Knowbella Helix Inc., a Delaware corporation and a wholly-owned subsidiary of Knowbella Tech LLC.

Securities Offered	Helix™ tokens

Offering Amount	A maximum of 166,666,667 Helix™ tokens at $0.30 per Token, on a best efforts basis, for an aggregate amount of $50,000,000, in a “Tier 2 Offering” under Regulation A. See “The Tokens.”

Price per Token	$0.30

Offering Type	Tier 2 Regulation A offering of Tokens, being made by the Company on a best efforts basis. The Offering is being conducted in support of the ongoing operational needs of the Company.

Minimum Investment Amount	The minimum amount of subscriptions required per investor is 1,600 Tokens ($480), and subscriptions, once received, are revocable until they are irrevocable when both the offering statement is qualified by the SEC and the subscriptions are accepted by the Company.

See “Plan of Distribution”.

Closings	There is no escrow established for this Offering. After this offering statement is qualified by the SEC, we will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by us. The Company intends to accept subscriptions and close on investments on a “rolling” basis. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business plan, offering expenses and other uses as more specifically set forth in this offering circular. There is no escrow established for this Offering.

Limitations on Your Investment Amount

Non-Accredited Investors

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person.”

Accredited Investors

There is no limit to the amount of investment made by accredited investors. To be an accredited investor, an investor must meet one of the following:

(1) An individual who had income in excess of $200,000 in each of the two most recent years (or joint income with his or her spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in the coming year;

(2) An individual who has a net worth (or joint net worth with his or her spouse) in excess of $1,000,000 (excluding the value of such individual’s primary residence);

(3) An individual retirement account (“IRA”) or revocable trust and the individual who established the IRA or each grantor of the trust is an accredited investor based on (1) or (2) above;

(4) A self-directed pension plan and the participant who directed that assets of his or her account be invested in the Company is an accredited investor on the basis of (1) or (2) above and such participant is the only participant whose account is being invested in the Company;

(5) A pension plan which is not a self-directed plan and which has total assets in excess of $5,000,000;

(6) An irrevocable trust which consists of a single trust (i) with total assets in excess of $5,000,000, (ii) which was not formed for the specific purpose of investing in the Company and (iii) whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risk of the prospective investment;

(7) A corporation, partnership or a Massachusetts or similar business trust, that was not formed for the specific purpose of acquiring an interest in the Company, with total assets in excess of $5,000,000; or

(8) An entity in which all of the equity owners are accredited investors.

For general information on investing, we encourage you to visit to www.investor.gov.

Offering Proceeds

Up to $15,966,667 of the Offering proceeds will be proceeds of the Company. This amount does not reflect the deduction of offering expenses, which we estimate will be $700,000 (including accounting, legal and marketing fees, any underwriting discounts or commissions) and which will be paid by the Company.

See “Use of Proceeds.” See “Token Allocation” for the allocation of tokens reserved for the Company, for the potential future acquisition of some or all of Open Therapeutics and for investors investing in this Offering.

Use of Proceeds

We will use the proceeds from this Offering to complete the Knowbella Platform Development and to fund ongoing operational needs of the Company as well as acquisitions that strengthen the Knowbella Platform™ product. The Company expects to use amounts for: marketing (estimated $1,500,000), platform/blockchain development (estimated $250,000), gathering intellectual property (estimated $200,000), strategic acquisitions (estimated $5,000,000), public listing expenses (estimated $250,000) and contingency funds (balance of the funds).

See “Use of Proceeds” and “Risk Factors.”

Listing	We intend to list the Tokens on any alt-coin exchanges registered with the SEC as soon as practicable after issuance of the Tokens under the symbol “Helix”.

Concurrent Offering	Knowbella Parent is conducting a concurrent private placement to accredited investors of up to $1,000,000 of Convertible Promissory Notes (the “Notes”) with a Simple Agreement for Future Tokens (the “SAFTs” and collectively with the Notes, the “Security”) at a price of $25,000 per Security in reliance on Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The tokens issued under the SAFTs, if any, will be Helix™ tokens and will have the same rights as those being sold in this Offering. The Notes are convertible into Class A Common Units of Knowbella Parent.

Helix™ Tokens Outstanding before Offering	0 Helix™ tokens (as of June 1, 2018)

Helix™ Tokens Outstanding after Offering	166,666,667 Helix™ tokens if the maximum amount is sold.

Voting Rights	Holders of Tokens are entitled to the following voting rights with respect to the Knowbella Platform™: (i) vote upon annual conference details; (ii) vote upon certain new features of the Knowbella Platform™; and (iii) vote upon certain amendments to the Company’s Stockholder Agreement or Tokenholders’ Agreement that have a negative impact on certain rights of the Helix™ tokenholders. See the entirety of the Company’s Stockholder’s Agreement and the Tokenholders’ agreement, both attached hereto, for further details.

Risk Factors	Our Tokens are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest.

Termination of the Offering	The Offering will terminate on the first of: (i) all of the Tokens offered are sold; or (ii) the close of business thirty-six (36) months after the date that this offering statement is deemed qualified by the SEC, unless sooner terminated by the Company (collectively, the “Termination Date”).

How to Subscribe	To subscribe for Tokens, complete and execute the Subscription Agreement accompanying this offering circular and deliver it to us before the Termination Date, together with full payment for all Tokens subscribed for in accordance with the instructions provided in the Subscription Agreement. Once you subscribe, subject to acceptance by us, your subscription is irrevocable. We have the right, at any time prior to the issuance of the Tokens, to reject subscriptions in our sole discretion.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. For the reasons set forth below, and elsewhere in this offering circular, investing in the Helix™ tokens involves a high degree of risk. If any of the following risks actually occur, the Company’s business, financial condition or results of operation could be harmed, which could cause the value of the Helix™ tokens to decline and investors could potentially lose all or part of their investment. The risks and conflicts set forth below are not the only risks and conflicts involved in an investment in the Company. See also “Cautionary Statements Regarding Forward-Looking Information.”

Risks Related to the Company

New digital currency regulations could materially adversely effect the Company and the Tokens.

Digital currency is a new type of currency and it is possible that the continued popularity of digital currency, such as the Tokens, will trigger subsequent new regulation and laws. If Congress or any state or regulatory body of the federal executive branch or a state executive office were to start regulating our business, it could prove costly. If too costly, it could make our financial model impracticable. Changes in the legislative, regulatory and commercial environments in which we operate could adversely impact our ability to collect, compile, and use and/or publish data and could impact our financial results.

The operational and financial condition of the Company and validity of the Tokens depends in large part upon the Company’s information technology; a successful cyber attack or hacking could materially affect the financial condition of the Company.

Our operations and validity of the Tokens depend on our ability, as well as that of third-party service providers to whom we have outsourced several critical functions, to protect data centers and related technology against cyber-attacks, sabotage, and hacking. A failure in the integrity of our database could harm our brand and result in a loss of sales and an increase in legal claims. Cybersecurity risks could harm our operations, the operations of our critical outsourcers, or the operations of our partners on whom we rely for data and to meet our customer needs, any of which could materially impact our business and financial results. We will rely upon the security of our information technology infrastructure to protect us from cyber-attacks and unauthorized access. Cyber-attacks can include malware, computer viruses, or other significant disruption of our information technology networks and related systems. Government agencies and security experts have warned about growing risks of hackers, cyber-criminals and other potential attacks targeting every type of information technology system. We may face increasing cyber security risks, as we receive data from new sources, such as social media sites or through data aggregators who provide us with information.

A failure of the Company’s technology infrastructure could have a material adverse effect on the Company’s operations and financial results.

Our business performance depends upon the effectiveness of our technology investments, the failure of which could materially impact our business and financial results. We will undertake significant investments in our technology infrastructure to continually strengthen our position in commercial data and improve our existing technology platform. Notwithstanding, if we experience any failures related to our technology investments, we may not achieve our expected revenue growth, or desired cost levels, and we could experience a significant competitive disadvantage in the marketplace, such as the inability to offer certain types of new services or to collect certain types of new data, which could have a material adverse effect on our business and financial results.

We are not currently profitable and may never become profitable.

We are an early stage company and expect to incur losses and negative operating cash flow for many months, and we may never achieve or maintain profitability. We also expect to continue to incur operating expenditures and anticipate that our expenses will increase in the foreseeable future as we:

•	Complete the Knowbella Platform Development;

•	Build out our sales and marketing efforts;

•	Pursue collecting intellectual properties for the platform;

•	Invest in development of products to further utilize our intellectual property;

•	Hire additional personnel; and

•	Pursue strategic acquisitions.

We are currently experiencing negative cash flows as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of the Tokens. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business operating in a relatively new, highly competitive, and developing industry.

See the “Financial Statements” attached hereto.

We may need to finance our future cash needs through public or private equity offerings, debt financings, additional token offerings or corporate collaboration or licensing arrangements. Any additional funds that we obtain may not be on terms favorable to our members or the Token holders or us and may require us to relinquish certain valuable rights.

We intend to fund much of our operations and capital expenditures from the net proceeds of this Offering and the Regulation D private offering conducted by Knowbella Parent concurrently with this Offering. We believe that the net proceeds from this Offering, if fully subscribed, will be sufficient to enable us to fund our projected operation requirements to reach profitability. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.

We may seek to sell additional tokens, equity or debt securities, obtain a bank credit facility, or enter into a corporate collaboration or licensing arrangement. The sale of additional equity or debt securities, if convertible, could result in dilution to our shareholders. The sale of additional tokens could affect the value of Tokens generally. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs, or to grant licenses on terms that may not be favorable to us or our shareholders.

We lack operating history because we are in an early stage of commercialization. There might be risk associated with execution of our strategy.

Knowbella and Knowbella Parent have a short operating history, although we have incurred expenses and generated losses to date in connection with the organization of our company, our initial market launch efforts, our research and development of intellectual properties, our expanded sales and marketing efforts, supply chain development and management, procurement, other related-business expenses, and the expenses of this Offering. Due to our relatively short operating history, there can be no assurance that we will successfully execute our strategy, integrate our operation, and market our platform. Due to uncertainties associated with a highly regulated industry that some of our users are subject to, we might need to raise additional capital after this Offering. Furthermore, we may incur significant unanticipated expenses which would include, for example, additional expenses for development of intellectual properties, reducing dependence on any one strategic partner, expenses to establish future strategic and other business relationships necessary to operate our business as currently contemplated, or to create and execute a more aggressive marketing strategy in order to induce our intended user base to adopt our platform. If we are unsuccessful in marketing our platform, or if we incur significant unanticipated expenses, our business, financial condition, results of operations and prospects may be materially adversely affected.

If we do not use the proceeds from the Offering in an efficient manner, our business may suffer.

Our management will retain broad discretion as to the use and allocation of the net proceeds from this Offering, which allocation may be revised from time to time in response to certain contingencies discussed herein. Accordingly, our investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds from this Offering. We cannot guarantee that we will make the most efficient use of the net proceeds from this Offering or that you will agree with the way in which such net proceeds are used. Our failure to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. See “Use of Proceeds” set forth in this offering circular.

This offering circular contains our best estimates of future operations that are based on uncertainties and other factors beyond our control and are difficult to predict.

This offering circular and the statements contained within it are based on our current plans and contemplated future activities, and our financial condition and results of operations may be materially different from those set forth in the forward-looking statements as a result of known or unknown risks and uncertainties, including, among other things:

•	Risks and uncertainties relating to market demand and acceptance of our platform and technology;

•	Dependence on strategic partners for development, commercialization and distribution of the platform;

•	Concentration of our revenue in a limited number of strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating our technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices;

•	The impact of the ongoing uncertainty in the U.S. and global finance markets and changes in government funding, including its effects on the capital spending policies of our partners and end users and their ability to finance purchases of our products;

•	Our ability to obtain and enforce intellectual property protections on our products and technologies;

•	Potential shortages, or increases in costs, of components or the disruption to our operations;

•	Competition;

•	Our ability to successfully complete the Knowbella Platform Development and launch the Knowbella Platform™ and new products;

•	The timing implementation, including any modification, of our strategic operating plans;

•	The uncertainty regarding the outcome or expense of any litigation brought against or initiated by us; and

•	Risks and uncertainties associated with implementing our operating strategy, including our ability to obtain financing or raise additional capital.

The Company will be subject to various conflicts of interest arising out of its relationships with Open Therapeutics.

Jason E. Barkeloo, the holder of a majority of Knowbella Parent’s outstanding voting units and a member of the Board of Directors of the Company, also maintains a controlling interest in, is the board chairman of, and has a consulting arrangement with, Open Therapeutics. In addition, Mark Pohlkamp is an advisor and less than 1% owner of Open Therapeutics. Knowbella Parent has entered into a sole license agreement with Open Therapeutics, which is sublicensed by Knowbella Parent to the Company pursuant to the License Agreement, and the Company may engage in other transactions with Open Therapeutics, including, without limitation, amending the License Agreement and the acquisition of some or all of the equity interests in Open Therapeutics. Messrs. Barkeloo and Pohlkamp may have certain conflicts of interest with respect to any additional transaction between the Company, Knowbella Parent and Open Therapeutics and may profit from any transaction we (or Knowbella Parent) may have with Open Therapeutics.

Our business model is dependent on continued investment in and development of distributed ledger technologies.

Our business model is dependent on continued investment in and development of distributed ledger technologies. If as a result of regulatory changes, hackers, general market conditions or innovations, investments in distributed ledger technologies become less attractive to investors or innovators and developers, it could have a material adverse impact on our prospects and possibly our ability to continue our developmental operations. It is not possible to accurately predict the potential adverse impacts on us, if any, of current economic conditions on our prospects.

Risks Related to the Offering

The Knowbella Platform™ may not be widely adopted and may have limited users.

It is possible that the Knowbella Platform™ will not be used by a large number of individuals, companies and other entities or that there will be limited public interest in the creation and development of distributed ecosystems (such as the Knowbella Platform™) more generally or the distributed applications to be used on the Knowbella Platform™. Such a lack of use or interest could negatively impact the development of the Knowbella Platform™ and therefore the potential utility of the Tokens. Additionally, there can be no assurances that the Company will be able to collect or continue to collect dormant or orphan intellectual property which may adversely affect the continued usability of the Knowbella Platform™ and the Company.

The Knowbella Platform Development may never be completed, or may not be completed in the manner expected by management, which could materially adversely affect the rights of holders of Helix™ tokens.

It is possible that the Knowbella Platform Development will not be completed, depending upon the successful launch of this Offering, the amount of proceeds raised in this Offering and the steps required to complete the Knowbella Platform Development. In addition, it cannot be anticipated whether the Knowbella Platform Development will occur in the manner expected by management or if significant differences in the Knowbella Platform™ may occur between the time of this Offering and the completion of the Knowbella Platform Development. Such a failure of, or substantial deviation from the currently anticipated, Knowbella Platform Development could negatively impact the development of the Knowbella Platform™ and therefore the potential utility of the Tokens.

Alternative networks may be established that compete with or are more widely used than the Knowbella Platform™.

The Knowbella Platform™ includes a hybrid of open source code and proprietary software. It is possible that alternative networks could be established that utilize the same or similar open source code and protocol underlying the Knowbella Platform™ and attempt to facilitate services that are materially similar to the Knowbella Platform™ services. The Knowbella Platform™ may compete with these alternative networks, which could negatively impact the Knowbella Platform™ and the Tokens.

Our proposed Knowbella Platform™ and our Helix™ tokens are new untested concepts and may not achieve market acceptance.

Our concept of creating a blockchain-based token security issuance and trading network based on the Knowbella Platform™ and Helix™ tokens is new and untested. There can be no assurance that our proposed Knowbella Platform™ will achieve market acceptance. Investors acquiring Tokens will bear the risks of investing in a novel, untested type of securities transaction that will trade exclusively on a novel type of trading platform and be subject to a number of unusual restrictions, as well as the risks of investing in our business. Any failure of the Knowbella Platform™ or the Helix™ tokens to perform as expected will have a material adverse effect on our prospects.

The Knowbella Platform™ may be the targets of malicious cyberattacks or may contain exploitable flaws in its underlying code, which may result in security breaches and the loss or theft of Tokens. If the Knowbella Platform™ security is compromised or if the Knowbella Platform™ is subjected to attacks that frustrate or thwart our users’ ability to access the platform, the Tokens or the products and services on such platform, users may cut back on or stop using the platform altogether, which could seriously curtail the utilization of the Tokens and cause a decline in the market price of the Tokens.

The Knowbella Platform’s™ structural foundation, the hybrid open-source protocol and proprietary software, the software application and other interfaces or applications built upon such platforms are still in an early development stage and are unproven, and there can be no assurances that the Knowbella Platform™ and the creating, transfer or storage of the Tokens thereon will be uninterrupted or fully secure which may result in a complete loss of users’ Tokens or an unwillingness of users to access, adopt and utilize the Knowbella Platform™. Further, the Knowbella Platform™ may also be the target of malicious attacks seeking to identify and exploit weaknesses in the software or the platforms which may result in the loss or theft of Tokens. For example, if Helix™ or the Knowbella Platform™ are subject to unknown or known security attacks (such as double-spend attacks, 51% attacks, or other malicious attacks), this may materially and adversely affect the Tokens or the platform. In any such event, if the network launch does not occur, if the Knowbella Platform Development is not completed or if the Knowbella Platform™ is not widely adopted, investors may lose all of their investment.

The Offering, along with any subsequent offering, may be subject to registration under the Securities Exchange Act of 1934 if the Company has assets above $10 million and more than 2,000 holders of record of its equity securities.

Companies with total assets above $10 million and more than 2,000 holders of record of its equity securities, or 500 holders of record of its equity securities who are not accredited investors, must register that class of equity securities with the SEC under the Exchange Act. With the capital raised from the Offering, the Company may surpass $10 million in assets as it builds out the Knowbella Platform™. Furthermore, there is the possibility that this Offering may surpass 2,000 holders of equity securities, or 500 non-accredited investors, and the Company may have more than 2,000 holders of record of its equity securities (or 500 non-accredited holders of equity) following the offering. If these two conditions are met then the Company will have to register the offering with the SEC, which will be a laborious and expensive process and maintaining such registration will also be expensive.

There is no assurance that investors in this Offering will receive a return on their investment.

There is no assurance that investors will realize a return on their investments or that their entire investments will not be lost. For this reason, each investor should carefully read this offering circular and the exhibits to the offering circular and should consult with their own attorney and business advisors prior to making any investment decision with respect to the Tokens.

Risks related to Blockchain Technologies and Digital Assets

The further development and acceptance of digital asset systems, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptocurrency may adversely affect an investment in the Tokens.

A digital asset such as cryptocurrency may be used, among other things, to buy and sell goods and services. Digital asset networks are a new and rapidly evolving industry. The growth of the digital asset industry is subject to a high degree of uncertainty. The factors affecting the further development of the digital asset industry include:

•	continued worldwide growth in the adoption and use of digital assets;

•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of digital asset systems;

•	the maintenance and development of the open-source software protocol;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and

•	general economic conditions and the regulatory environment relating to digital assets.

A decline in the popularity or acceptance of digital assets may harm the market price of the Tokens. There is no assurance that any service providers necessary to accommodate the cryptocurrency network will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to digital asset service providers will not be negatively affected by government regulation or supply and demand of cryptocurrency.

The regulatory regime governing the blockchain technologies, cryptocurrencies, tokens and token offerings such as the Knowbella Platform™ and the Tokens is uncertain, and new regulations or policies may materially adversely affect the development of the Knowbella Platform™ and the utility of the Tokens.

Regulation of tokens (including Helix™) and token offerings such as this Offering, cryptocurrencies, blockchain technologies, and cryptocurrency exchanges currently is undeveloped and likely to rapidly evolve, vary significantly among international, federal, state and local jurisdictions and are subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, which may severely impact the development and growth of the Knowbella Platform™ and the adoption and utility of the Tokens. Failure by the Company, Company management or certain users of the Knowbella Platform™ to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases regulate, their use and operation. In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the Securities Exchange Commission, and the Commodity Futures Trading Commission (“CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws. The treatment of tokens and cryptocurrency in general is not consistent across government agencies and the Company offers no such tax advice. Purchasers of Helix™ tokens are advised to consult their own tax advisors.

The regulation of non-currency use of blockchain assets is also uncertain. The CFTC has publicly taken the position that certain blockchain assets are commodities, and the SEC has issued a public report stating federal securities laws require treating some blockchain assets as securities. To the extent that a domestic government or quasi-governmental agency exerts regulatory authority over a blockchain network or asset, the Knowbella Platform™ and the Tokens may be materially and adversely affected.

Blockchain networks also face an uncertain regulatory landscape in many foreign jurisdictions such as the European Union, China, South Korea and Russia. Various foreign jurisdictions may, in the near future, adopt laws, regulations or directives that affect the Knowbella Platform™. Such laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business. The effect of any future regulatory change is impossible to predict, but such change could be substantial and materially adverse to the development and growth of the Knowbella Platform™ and the adoption and utility of the Tokens.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the value of the currency in which the Tokens may be exchanged, the value of the distributions that may be made, the liquidity of the Tokens, the ability to access marketplaces or exchanges on which to trade the Tokens, and the structure, rights and transferability of Tokens.

The investors will have no control and the Company may only have limited control once the network launch occurs.

Helix™ is comprised of a hybrid of open-source and proprietary technologies that depend on a network of computers to run certain software programs to process transactions. Because of this less centralized model, the Company has limited control over Helix™ and the Knowbella Platform™. In addition, the holders of Helix™ are not and will not be entitled to receive dividends or be deemed the holder of common stock of the Company (prior to any conversion of such Tokens into Class H Common Stock, at which point holders will have an ownership interest in the Company) and will have a limited right to vote on certain matters.

There may be occasions when certain individuals involved in the development and launch of the Knowbella Platform™ may encounter potential conflicts of interest in connection with the Knowbella Platform™ such that said party may avoid a loss, or even realize a gain, when other investors in the pre- sale or in Helix™ are suffering losses.

There may be occasions when certain individuals involved in the development and launch of the Knowbella Platform™ or Helix™ may encounter potential conflicts of interest in connection with this Offering and the Knowbella Platform™, such that said party may avoid a loss, or even realize a gain, when other investors in the Offering are suffering losses. Decisions made by the key employees of the Company on such matters may be more beneficial for some investors than for others.

See the risk factor above titled “The Company will be subject to various conflicts of interest arising out of its relationships with Open Therapeutics” regarding the conflict of interest between the Company, Messrs. Barkeloo and Pohlkamp, Knowbella Parent and Open Therapeutics.

Investors may lack information for monitoring their investment.

The investor may not be able to obtain all information it would want regarding Knowbella, Helix™ or the Knowbella Platform™ on a timely basis or at all. It is possible that the investor may not be aware on a timely basis of material adverse changes that have occurred with respect to certain of its investments. While Knowbella has made efforts to use open-source development for the Tokens, this information may be highly technical by nature. As a result of these difficulties, as well as other uncertainties, an investor may not have accurate or accessible information about the Knowbella Platform™.

If the Knowbella Platform™ is unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, its growth could be harmed.

There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm the Knowbella Platform’s™ reputation, erode user confidence in the effectiveness of its security measures, negatively impact its ability to attract new users, or cause existing users to stop using the Knowbella Platform™.

The further development and acceptance of blockchain networks, including the Knowbella Platform™, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of the Knowbella Platform™ and the Tokens.

The growth of the blockchain industry in general, as well as the blockchain networks with which the Knowbella Platform™ will rely and interact, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency industry, as well as blockchain networks, include, without limitation:

•	Worldwide growth in the adoption and use of Ethereum and other blockchain technologies;

•	Government and quasi-government regulation of Ethereum and other blockchain assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•	The maintenance and development of the open-source software protocol of the Ethereum networks;

•	Changes in consumer demographics and public tastes and preferences;

•	The availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using fiat currencies or existing networks;

•	General economic conditions and the regulatory environment relating to cryptocurrencies; or

•	A decline in the popularity or acceptance of Ethereum or other blockchain-based tokens would adversely affect our results of operations.

The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the Knowbella Platform™ and the Tokens.

The prices of blockchain assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect our business, and the Tokens may also be subject to significant price volatility.

The prices of blockchain assets such as Bitcoin or Ethereum have historically been subject to dramatic fluctuations and are highly volatile, and the market price of the Tokens may also be highly volatile. Several factors may influence the market price of the Tokens, including, but not limited to:

•	Global blockchain asset supply;

•	Global blockchain asset demand, which can be influenced by the growth of retail merchants’ and commercial businesses’ acceptance of blockchain assets like cryptocurrencies as payment for goods and services, the security of online blockchain asset exchanges and digital wallets that hold blockchain assets, the perception that the use and holding of blockchain assets is safe and secure, and the regulatory restrictions on their use;

•	Investors’ expectations with respect to the rate of inflation;

•	Changes in the software, software requirements or hardware requirements underlying the Knowbella Platform™;

•	Changes in the rights, obligations, incentives, or rewards for the various participants in the Knowbella Platform™;

•	Interest rates;

•	Currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•	Fiat currency withdrawal and deposit policies of blockchain asset exchanges on which the Tokens may be traded and liquidity on such exchanges;

•	Interruptions in service from or failures of major blockchain asset exchanges on which the Tokens may be traded;

•	Investment and trading activities of large investors, including private and registered funds, that may directly or indirectly invest in the Knowbella Platform™ or Tokens or other blockchain assets;

•	Monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•	Regulatory measures, if any, that affect the use of blockchain assets such as the Tokens;

•	The maintenance and development of the hybrid open-source and proprietary software protocol of the Knowbella Platform™;

•	Global or regional political, economic or financial events and situations; or

•	Expectations among the Knowbella Platform™ or other blockchain assets participants that the value of the Tokens or other blockchain assets will soon change.

A decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets including the Tokens. For example, a security breach that affects investor or user confidence in Bitcoin or Ethereum may affect the industry as a whole and may also cause the price of the Tokens and other blockchain assets to fluctuate.

Investors may lose access to their Tokens due to loss of private keys, custodial error or purchaser error.

A private key, or a combination of private keys, is necessary to control and dispose of Tokens stored in a user’s digital wallet or vault. Thus, a loss of a user’s requisite private key(s) associated with such user’s digital wallet or vault storing Tokens could result in a loss of such Tokens. In addition, any third party that gains access to such private key(s), including by gaining access to a user’s login credentials of a hosted wallet service, may be able to misappropriate a user’s Tokens. Any errors or malfunctions caused by or otherwise related to the digital wallet or vault a user chooses to receive and store Tokens, including a user’s own failure to properly maintain or use such digital wallet or vault, may also result in the loss of a user’s Tokens. Failure to follow precisely the procedures set forth for buying and receiving Tokens, including, for instance, if a user provides the wrong address, or provides an address that is not ERC-20 compatible, may result in a loss of such user’s Tokens. Investors should be aware of such risk and the Company can make no assurances that a loss of a private key(s), and the resulting Tokens, will not happen.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL OR OTHER PROFESSIONAL ADVISORS AS TO ANY LEGAL RESTRICTIONS ON THEIR ABILITY TO OWN THE TOKENS AND AS TO THE PRECISE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE TOKENS.

TOKEN ALLOCATION

The Company intends to allocate the maximum amount of Helix™ tokens qualified in this Offering in the manner set forth below:

Token Allocation	Amount of Tokens Allocated	Amount of Proceeds	Allocation Percentage
Tokens issued to investing public in this Regulation A Offering	55,555,556	$16,666,667	33.3%
Tokens reserved for use by the Company	111,111,111	$33,333,333	66.7%
• Reserved for Operations	17,500,000	$5,250,000	10.5%
• Reserved for Knowbella Platform™ Users	77,777,778	$23,333,333	46.7%
• Company Reserves (1)	15,833,333	$4,750,000	9.5%

Total	166,666,667	$50,000,000	100%

(1)	In accordance with Knowbella Parent’s concurrent Rule 506(b) Regulation D private offering to certain pre-seed investors, Simple Agreements for Future Tokens (“SAFTs”) were issued (and may continue to be issued until either the qualification of this Offering Circular or until $1,000,000 is raised in such private offering) to such investors upon various terms and conditions. In the event of the full exercise of such SAFTs, the Company will issue such investors up to 4,166,667 Helix™ tokens, which will be allocated from the Company reserves set forth above.

USE OF PROCEEDS

This Use of Proceeds section is based upon the amount of Tokens sold to the investing public pursuant to the Token Allocation set forth above. See “Token Allocation.”

We intend to use the net proceeds for the following purposes in the following order: (a) towards the fees and expenses associated with qualification of this Offering under Regulation A, including legal, auditing, accounting, transfer agent and other professional fees; (b) towards the implementation of our business plan, including but not limited to: (i) completion of the Knowbella Platform Development, (ii) ongoing legal and regulatory interaction and relations, (iii) community building/development around the Helix™ community, (iv) marketing of the Knowbella Platform™; and (v) potential strategic acquisitions; and (c) the balance towards operating capital and reserves. In the event that we sell less than the maximum amount of Tokens offered hereunder, our first priority is to pay fees associated with the qualification of this Offering under Regulation A. No proceeds will be used to compensate or otherwise make payments to officers except for ordinary payments under employment, consulting or retainer agreements; see “Compensation of Directors and Executive Officers.”

If the maximum amount of Tokens offered hereunder are purchased, we expect to receive net proceeds from this Offering of approximately $15,966,667 after deducting estimated maximum expenses of $700,000. However, we cannot guarantee that we will sell all of the Tokens being offered by us. The following table summarizes how we anticipate using the net proceeds of this Offering, depending upon whether we sell 25%, 50%, 75% or 100% of the Tokens being offered in the Offering:

	If 25% of Tokens are sold	If 50% of Tokens are sold	If 75% of Tokens are sold	If 100% of Tokens are sold
Gross Proceeds	$4,166,666.75	$8,333,333.50	$12,500,000.20	$16,666,667
Our intended use of the gross proceeds is as follows: Fees for qualification of Offering under Regulation A (includes legal, auditing, accounting, broker/dealer and other professional fees)	$300,000	$300,000	$300,000	$300,000
Completion of Knowbella Platform Development	$400,000	$400,000	$400,000	$400,000
Legal/regulatory matters	$200,000	$200,000	$200,000	$200,000
Community building/development/IP collection/grant issuance	$1,000,000	$2,000,000	$2,000,000	$2,000,000
Promotion/marketing	$1,000,000	$2,000,000	$4,000,000	$4,000,000
Working capital and general corporate purposes	$500,000	$2,000,000	$3,000,000	$3,000,000
Potential Strategic Acquisition of Open Therapeutics	—	—	—	$5,000,000
Contingency Funds	Balance	Balance	Balance	Balance
Net Proceeds	$3,991,666.75	$7,983,333.50	$11,975,000.20	$15,966,667

Assuming the successful closing of this Offering, the successful Knowbella Platform Development and the availability of funds after the Offering, we intend to seek the acquisition of some or all of Open Therapeutics to round out the Company’s intellectual property portfolio and to consolidate the Knowbella Platform™ and the Therapoid™ Platform for holders of the Helix™ tokens. The Company estimates that such strategic acquisition may cost around $5,000,000.

We believe that if we sell the maximum amount of Tokens in this Offering, the net proceeds together with our current resources will allow us to operate for at least the next 36 months. We also reserve the right to change the use of the proceeds if our business plans change in response to market and regulatory conditions. Accordingly, our management will have significant flexibility in allocating the net proceeds of this Offering.

THE COMPANY

Summary of the Company

Knowbella Helix Inc. is a Delaware corporation with its headquarters in Cincinnati, Ohio and is a wholly-owned subsidiary of Knowbella Tech LLC, a Delaware limited liability company. We are in a time where “open” collaboration is proliferating in areas such as computer programming (i.e., Linux®, Redhat®, Github®, etc.) and healthcare (i.e., the Gates Foundation®, Cancer Moonshot Initiative, etc.). This open collaboration is helping solve significant challenges and creating new opportunities for business. Knowbella proposes to advance this movement through opening up orphan and dormant (idle) intellectual property in an open science platform known as the “Knowbella Platform™”.

The Knowbella Platform™ is intended to be a collaborative scientific ecosystem that crowdsources the global scientific and engineering communities around orphan and dormant intellectual property, funding, and Helix™ tokens. We aim to help scientists around the world find previously hidden knowledge, connect with others to grow that knowledge, disseminate their findings more quickly than through traditional publishing models, and reward them for their contributions to the scientific community.

Knowbella plans to solve a significant problem where the era of patents and the promise of riches has severely hindered the dissemination and proliferation of knowledge. In addition, it is estimated that the global value of intellectual property that is dormant (or orphan) is $4 trillion (Hovis, 2014). We believe intellectual property is orphaned by institutions such as universities and corporations as well as individual inventors typically due to budget constraints as well as lack of market insights.

We anticipate solving this significant problem by removing the silos of innovation and building a web-based crowdsourcing platform to enable researchers and scientists to collaborate in an open science ecosystem.

As all products and publications are based upon intellectual property utilized within the Knowbella Platform™, all progress must be made available under a Creative Commons 4.0 and Copyleft model. The contributions also serve to enhance the social good. The Knowbella Platform™ will serve as a place where inventors, institutions, researchers, educators, students and citizen scientists can work together for the benefit of humankind.

While Knowbella was formed in 2018 for the purposes of conducting this Offering, its parent company, Knowbella Tech LLC, a Delaware limited liability company (“Knowbella Parent”) was formed in September 2016 and there is a rich history behind its evolution into the “open science” collaboration platform that it is today. In 2016, Knowbella Parent solely licensed the U.S. patent-pending collaboration platform Therapoid™ (the “Therapoid™ Platform”) from Open Therapeutics, LLC, an Ohio limited liability company (“Open Therapeutics”), which has been sublicensed to Knowbella pursuant to that certain Amended & Restated License Agreement (the “License Agreement”), a copy of which is attached hereto as an exhibit. Although still in “soft launch” pilot phase, the Therapoid™ Platform has already begun to attract scientists around the world to its open collaboration value proposition. The pilot site for the Therapoid™ Platform can be found at https://Therapoid.net. The Knowbella Platform™ will complement the Therapoid™ Platform by consisting of dormant intellectual property with non-therapeutic applications, whereas the Therapoid™ Platform will consist of dormant intellectual property with therapeutic applications. Leveraging this existing platform saves time and resources accelerating market penetration.

Concurrent with this Offering and pursuant to the License Agreement, the Knowbella Platform™ will be available for use by holders of Helix™ tokens. However, Knowbella will likely outsource smart contracts, wallet, and other feature developments, including further expansion of the Knowbella Platform™ to third party developers, which is expected to be finalized within three to six months after qualification of this Offering, although no guarantee can be made regarding such timeline (the “Knowbella Platform Development”). Continuous improvement and updates will occur after the Knowbella Platform Development as necessary or desirable and as determined by the Company. Prior to the Knowbella Platform Development, purchasers of Helix™ will have access to the Knowbella Platform™ in its current form and will have access to their Helix™ tokens in any wallet provided by such purchaser, with a Knowbella-specific wallet likely becoming available for the Helix™ tokens after completion of the Knowbella Platform Development.

The Knowbella Mission

The Knowbella Platform™ is intended to provide a matching service for intellectual property producers looking to derive value from dormant intellectual property, and intellectual property consumers, the scientists who perform new research based on that intellectual property. Knowbella has the potential to add market value to the nearly $4 trillion of underused intellectual property.

By open sourcing intellectual property into a crowdsource platform, Knowbella believes that it enables knowledge and value to grow in untold new and different directions, disrupting the patent-driven silos of knowledge and the artificial borders that currently exist in research and development. We intend to open up and decentralize science in order to maximize social good, generate economic incentives, and improve our world. The Knowbella philosophy is based upon bringing collaboration back to science, particularly among underserved scientists. This is the way science once was and we believe it is a wave of the future.

The Problem

Dormant and orphan intellectual property

Dormant and orphan intellectual property sits on the shelves of many corporations, universities, investor workspaces and other locations. The research, data, and insights within this intellectual property are never published or shared, due to budgetary constraints, lack of market insights, lack of awareness of the intellectual property, or lack of perceived marketability and value. Technology transfer officers (or similar officer positions) must make tough decisions on which intellectual property has marketability. However, those decisions are often based on the limits of the jurisdiction in which the intellectual property was filed or budgetary constraints. When that intellectual property is opened up to the global scientific community, new opportunities never previously envisioned may be realized.

Protectionist Research Silos

Science is a social endeavor, but in today’s competitive environments, we believe much of Western modern science is conducted in “patent silos” – scientist working in isolation, their research locked down within the boundaries of institutions. This hinders knowledge growth, discoveries and innovation.

Cumbersome, Time-Consuming Peer Review Process

Many scientists are frustrated with the costs, timeline, and procedures required to get their research reviewed and published. Publisher peer review and workflow processes can take up to a year or more and require a serious investment of additional researcher time. The researcher’s work sits idle instead of being advanced into the global scientific community.

Awkward Funding Relationships

Grant funders depend on published research as verification of their financial support, so they have to navigate the same cumbersome, time-consuming system. Sponsors looking to drive innovation have to deal with too many third parties and “middle men” to support the research they believe in.

Public Knowledge Gap

A great divide exists between the professional scientific community and the public. Increasing awareness and enthusiasm toward scientific innovation is critical to improving our society and environment. We believe there is an opportunity to bridge any gap between science and the public to grow support and continue funding scientific research.

Lack of Access for Underserved Scientists

Globally, there are many scientists that want to collaborate with fellow researchers, but have limited or no access to intellectual property and collaborative tools. They also want access to key opinion leaders who influence careers and facilitate pathways to publishing and funding. Underserved scientists have great potential to make significant contributions to science, but many cannot afford access to scientific journals or basic lab equipment.

Fragmented Innovation and Collaboration Tools

A large number of excellent tools and services exist to support and enhance scientific collaboration, innovation, and development, but they are fragmented across multiple vendors and systems. This creates great inefficiencies that slow the pace and quality of innovation. There is no end-to-end ecosystem that serves intellectual property producers and consumers rather than the needs of the tool and service providers.

Diverse, Complex Transactions

Science happens in a transactional space. Grant funding is a transaction of money. Publishing is a transaction of information. Peer review is a transaction of time and expertise. There are many players (scientists, funders, institutions, publishers, etc.) and many assets (intellectual property, money, equipment, knowledge, etc.). The complex exchange of these diverse assets among the many players raises concerns of trust and security. Any solution must address these concerns.

There is a better way.

The Solution and Product

The better way—reduce the barriers to intellectual property access and time to publication. Provide scientists and researchers around the globe with intellectual property, community and tools with which to innovate. Bring value to intellectual property that would previously have languished as abandoned and worthless. Develop a currency for transactions in the scientific realm, one that rewards scientists for doing the science that they love. This is the intent of Knowbella.

The Knowbella Platform™’s end-to-end scientific collaboration ecosystem is designed to solve the challenges of the current scientific research environment. We believe the platform will unlock dormant intellectual property and provide significant rewards and incentives to researchers to build on that intellectual property to advance science.

Open Intellectual Property

Knowbella opens up intellectual property for the benefit of all. Dormant intellectual property brings no value to the institution or inventors. In some cases, the intellectual property might actually be costing money. By out-licensing dormant intellectual property to an open platform, scientific institutions can unlock the value of their intellectual property by exposing it to a global community of science-minded users. Interdisciplinary open review of dormant intellectual property may produce new applications and discoveries that otherwise may never develop. Opening up this locked-down knowledge to the wisdom of the crowd could result in significant discoveries and innovations.

Open Science and Research

Knowbella makes open intellectual property available to a community of professional researchers, citizen scientists, teachers, students, and enthusiasts – anyone looking to contribute to the advancement of discoveries and innovations. By collaborating across borders and institutions, we can accomplish great things and improve our world. All research based upon intellectual property within the Knowbella Platform™ must be made available under a Creative Commons 4.0 and Copyleft model. This Open Data and Open Access model is novel for the modern science culture, but it returns science to the open and collaborative model that fostered world-changing discoveries such as the cure for smallpox.

Accessible Peer Review Process

The Knowbella Platform™ supports the “Open Access” publishing model, and so intends to put much of the control of publishing science back into the researcher’s hands. Since all research is open, authors may seek “pre-peer review” at any point in the manuscript development process so potential problems can be addressed before a significant investment of time is made. Finished manuscripts will be uploaded to a Preprint server for further review and for Open Access publishers to compete to publish them.

Direct Funding Relationships

Whether from large grant-issuing institutions or crowdsourcing philanthropic donations, the Knowbella Platform™ connects available funds with researchers and establishes mutual trust, transparency and accountability via blockchain technology. As a result, the Knowbella Platform™ will promote the success of shared research goals.

Engaged, Empowered Public

The Knowbella Platform™ will enable everyday enthusiasts and citizen scientists to learn, collaborate, observe, donate funds, and even vote on projects that should receive funding. With market acceptance of the Knowbella Platform™, donations, grants, and sponsored research will grow, continuing to bridge the gap and empowering both scientists and science-minded citizens.

Access for Underserved Scientists

Knowbella’s Open Research model is intended to enable scientists to gain access to knowledge, networking, and resources that have previously been out of reach. Scientists can collaborate across the globe, do research around open intellectual property, acquire equipment through an Asset Exchange, and review the findings of research projects as they are underway. Fulfillment of this unrealized potential benefits both individual scientists and the cause of science.

Integrated Innovation and Collaboration Tools

Knowbella’s end-to-end ecosystem will gather inventors, institutions, researchers, foundations, educators, students and citizens together, and gives them the tools to work together to advance science. Free access to the platform includes open intellectual property, network and community building features, communication and collaboration tools, a grant management system, manuscript development process, preprint server, free equipment exchange, and advanced search and matching tools to find and connect with the people, projects, content, and resources most relevant to each user’s interests and goals.

Smart Contract Transactions

Knowbella uses Smart Contracts on the Ethereum blockchain to transact within the platform, with Helix™ tokens as “The Currency of Science.” Smart Contracts will be the foundation upon which the Knowbella scientific community is decentralized and self-governing. Transactions will be stored on the Ethereum blockchain, providing transparency, efficiency, and security for all parties. Helix™ tokens are also the currency of the Knowbella rewards system, incentivizing users to grow the Knowbella community.

Why Blockchain? Why Ethereum?

At Knowbella’s core is fostering open science, free of artificial boundaries or restrictions where participants can interact with one another in a trusted manner. Blockchain can help us enable decentralized trust in ways that were not previously possible. Knowbella seeks to utilize these new capabilities to create a trusted network for scientists to collaborate, conduct transactions, and share their discoveries; and it sets the stage for inconceivable innovation in the future.

Blockchain technology has been widely recognized as the driver of the next seismic shift, comparable to the impact of the Internet in the 1980s. Ethereum’s ingenuity and leadership clearly demonstrate that it is a key innovator of the technology’s development. Integrating Ethereum blockchain technology into the Knowbella Platform™ will not only enable solutions to long-standing barriers to scientific innovation, it will fuel the growth of the Knowbella community with the power of cryptocurrency and anchor Knowbella firmly in a prime position to realize the promise of the blockchain.

The blockchain-powered Knowbella Platform™ will enable the most suitable solutions, assets and human capital from around the globe to become available to regional or even specific local communities in a cost-effective manner, unencumbered by foreign intellectual property laws and incompatible business practices.

Moving scientific data from centralized storage to a blockchain protects it against system failure, fraud, censorship and other security risks. With a blockchain, the research and its provenance can be stored via a storage protocol such as Ethereum’s Swarm or the “InterPlanetary File System” (IPFS). These decentralized and distributed systems can store and relay large volumes of information, without the potential downfalls of large, centralized servers.

With the Ethereum blockchain’s smart contracts and immutable ledger powering transactions of funds, research, resources, staffing, and more, we can minimize friction and costs typically associated with the conduct of science in research institutions.

Ethereum blockchain technology streamlines a comprehensive ecosystem around open technologies, empowering the Knowbella Platform™ and community with a framework for unimaginable innovations based on blockchain transactions.

FOR MORE DETAILED INFORMATION ABOUT THE KNOWBELLA PLATFORM™, THE HELIX™ TOKENS AND THE BUSINESS PLAN, SEE THE KNOWBELLA WHITEPAPER ATTACHED HERETO AS AN EXHIBIT.

THE TOKENS

About Helix™ Tokens

The Helix™ token will serve multiple important functions on the Knowbella Platform™:

•	Medium of exchange between scientists and vendors/service providers. With a critical mass of the scientific community trading directly in Helix™ bypassing existing intermediaries and their fees, transaction times and costs are reduced, resulting in more money being directed to conducting research.

•	Cross-border funding: Helix™ will substantially reduce friction and cost of moving research funds to scientists, regardless of their country of residence. Cross-border funding drives scale in the amount of work performed.

•	Incentivize scientists to collaborate within the Knowbella Platform™ to develop dormant intellectual property and build the Knowbella community.

•	Enables Knowbella to drive engagement with specific platform features and content to achieve a critical mass of users.

•	Enables Helix™ token holders to guide the features and functions of the platform with voting rights bestowed with Helix™ token ownership.

•	Provides Helix™ token holders with economic rights to Knowbella when and if converted to Class H Common Stock.

While some of these functions could be served with blockchain and an existing cryptocurrency or token, by using the Helix™ token dedicated to this particular scientific ecosystem, a critical mass may be more quickly realized and mobilized, and the funds from a token sale ensure that the tools are developed as quickly as possible.

About Knowbel™ Tokens

Knowbella intends to also issue an internal, non-fungible cryptographic token based on the ERC-721 standard. The Knowbel™ token serves to digitally represent its assigned owner in certain matters of voting. These tokens will be issued to users once they are recognized as a constructive member of the platform. Members prove themselves simply by performing a combination of the same actions on the Knowbella Platform™ that they would perform to be rewarded Helix™.

Knowbel™ tokens will be issuable only by the Knowbella Platform™. They will be non-transferable and would never be available on an exchange. Members will only ever have at most one Knowbel™ token and which may be revoked by the Knowbella Platform™ should access to the member’s account be compromised.

Members who control a Knowbel™ token would be able to use this to vote on the Knowbella Platform™ on scientific matters; for example, the best proposal to be awarded grant funding.

Other Tokens

Other tokens may be created and issued within the Knowbella Platform™ for more tactical applications. For example, in the blockchain-enabled grant process (See below under “Sample Application: Grant Funding and Management) grant-specific ERC-20 tokens may be issued as a receipt. These tokens then permit voting rights by the grant funders when determining whether the resulting research satisfies the grant proposal’s goals.

These sorts of tokens are tactical in nature, solve specific technical challenges and would not be sold by Knowbella or available on exchanges.

Token Wallets

Knowbella will use an ERC-20-compatible smart contract for its Helix™ tokens. As is normal for ERC-20 tokens, Helix™ will be stored on the Ethereum blockchain in a smart contract.

The wallet required for managing Helix™ is any standard Ethereum wallet that supports ERC-20 tokens, and since Helix™ may be publicly tradable (assuming there are any SEC-registered exchanges), any ERC-20 compatible wallet would be useful for managing Helix™.

However, after the Knowbella Platform Development, the Knowbella Platform™ will also provide an integrated wallet for its users to receive, send and otherwise manage Helix™, Knowbel™ and any other tokens it issues. During registration, each user can opt to create his, her or its wallet using a secure passphrase of their own choosing. The platform will encrypt the user’s private key with this passphrase. The Knowbella Platform™ will no longer have access to the user’s private key and therefore to their wallet. It is expected that the wallets will be available for the Helix™ tokens within three to six months after qualification of this Offering.

Summary of the Helix™ Tokens & Conversion and Voting Rights

Security:	Helix™ tokens.

Convertible Units:	Upon the occurrence of a Token Conversion Event (as defined below), a holder of Helix™ has the option to convert Helix™ into Class H Common Stock of the Company, pursuant to certain notice and verification procedures.

Token Conversion Event:

A “Token Conversion Event” means the first to occur of the following (there will be, at most, one Token Conversion Event):

(a)   the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of tokens or common stock of the Company or an entity created for such initial public offering having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $30,000,000 following which at least twenty percent (20%) of the total tokens or common stock of the Company or an entity created for such initial public offering) on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System;

(b)   the Company’s Board of Directors elects to declare a Token Conversion Event, in its sole discretion; or

(c)   the occurrence of any of the following:

(i) the filing of an application by the Company for, or a consent to, the appointment of a trustee of the Company’s assets;

(ii)  the filing by the Company of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Company’s inability to pay its debts as they come due;

(iii)  the making by the Company of a general assignment for the benefit of the Company’s creditors;

(iv) the filing by the Company of an answer admitting the material allegations of, or the Company’s consenting to, or defaulting in answering a bankruptcy petition filed against the Company in any bankruptcy proceeding; or

(v)   the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company as bankrupt or appointing a trustee of the Company’s assets;

provided that, in the case of any of the foregoing, the right to convert to Class H Common Stock will not require the Company to register such securities under the Securities Exchange Act of 1934, as amended.

Treatment of Helix™ after a Token Conversion Event:	After the occurrence of a Token Conversion Event and the running of all related notice periods, holders of Helix™ will retain their ownership of Helix™ tokens and all rights associated with Helix™ tokens; provided that the right to convert into Class H Common Stock shall terminate.

Voting Rights:

Holders of Helix™ tokens are granted certain voting rights within the Knowbella Platform™. These include:

(a)   Annual conference location, agenda, and speakers.

(b)   Certain new features of the Knowbella Platform™.

(c)   Approval of certain amendments to the Company’s Stockholders Agreement or Tokenholders’ Agreement that have a material negative effect on either the Helix™ holders’ ability to vote or the Helix™ holders’ right to convert Helix™ into Class H Common Shares upon a Token Conversion Event.

Holders of Helix™ have no other voting rights with respect to the governance of the Company or the election of Company management.

Transferability:	Helix™ will be freely transferable.

Distributions:	Holders of Helix™, prior to conversion, have no rights to distributions or dividends of the Company.

Liquidation Preference:	Holders of Helix™, prior to conversion, have no rights to liquidation proceeds of the Company.

Not a Stockholder:	Holders of Helix™, prior to conversion, are not “stockholders” of the Company as such term is used in the Delaware General Corporation Law.

Conversion Mechanics

Conversion Event Notice:

Upon the occurrence of a Token Conversion Event, the Company shall provide notice to the holders of Helix™ of the occurrence of such Token Conversion Event by posting a written notice on the Knowbella Platform™ (the “Conversion Event Notice”). Without limitation, the Conversion Event Notice shall include the following information:

(a)   The date of the Conversion Event Notice;

(b)   The deadline by which the holders of Helix™ must submit their Token Conversion Notice (as defined below) to the Company;

(c)   A description of the means by which holders of Helix™ shall submit the Token Conversion Notice to the Company (as reasonably determined by the Company’s Board of Directors), which shall include options to submit the Token Conversion Notice by mail or overnight carrier;

(d)   A description of information that the Board of Directors determines (in its sole discretion) is necessary for the Company to issue Class H Common Stock of the Company, including, without limitation, the name and address of the person converting Helix™ to Class H Common Stock; and

(e)   Instructions on how to access and execute a joinder to the Company’s Stockholder’s Agreement.

Token Conversion Notice:	Upon the posting of the Conversion Event Notice, holders of Helix™ shall have thirty (30) days (the “Token Conversion Notice Period”) to send written notice to the Company of such holder’s election to exercise its right to convert Helix™ to Class H Common Stock of the Company in the manner the Company specifies in the Conversion Event Notice (the “Token Conversion Notice”). If a holder of Helix™ fails to duly provide the Token Conversion Notice within the Token Conversion Notice Period (as determined by the Board in its sole discretion), then such holder shall automatically be deemed to waive all rights to such conversion and all conversion rights with respect to Helix™ will automatically terminate.

Utility of Helix™ after Conversion:	If a holder of Helix™ duly provides its Token Conversion Notice to the Company within the Token Conversion Notice Period (as determined by the Board in its sole discretion), then such holder shall retain ownership of such Helix™ with all rights previously associated with such Helix™; provided that the right to convert Helix™ to Class H Common Stock of the Company shall automatically terminate upon (i) the Company’s issuance of Class H Common Stock (or their equivalent) to such holder pursuant to the provisions hereof, or (ii) the holder’s failure to duly provide the Token Conversion Notice during the Token Conversion Notice Period; and provided further that the Company may restrict the transfer of any Helix™ from the beginning of the Token Conversion Notice Period until completion of all such conversions.

Conversion Ratio:	The Company has authorized 4,000 shares of Class H Common Stock to be issued upon the Token Conversion Event. Such shares will be issued to the holders of Helix™ that duly elect to exercise their conversion rights pro rata based on the number of Helix™ such holders elect to convert.

Summary of Class H Common Stock

Voting Rights:	Holders of Class H Common Stock have no voting rights in the Company.

Distributions:	Holders of Class H Common Stock have no rights to distributions of the Company, except in the case of distributions upon liquidation.

Liquidation Preference:

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”)), the assets of the Company available for distribution shall be paid as follows:

75% to the Shareholders holding Class A Common Stock, pro rata in proportion to their aggregate holdings of such Common Stock; and 25% to the Shareholders holding Class H Common Stock pro rata in proportion to their aggregate holdings of Class H Common Stock.

Stockholders:	Holders of Class H Common Stock are considered “stockholders” of the Company as such term is used in the Delaware General Corporation Law.

Transferability:	Generally, Class H Common Stock may not be transferred except pursuant to a Permitted Transfer, or through the Right of First Refusal or Drag Along mechanics below. Permitted Transfers are transfers:

(a) With respect to any Shareholder, to (a) such Shareholder’s spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”), (b) a trust under which the distribution of Common Stock may be made only to such Shareholder and/or any Family Member of such Shareholder, (c) a charitable remainder trust, the income from which will be paid to such Shareholder during his life, (d) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Shareholder and/or Family Members of such Shareholder, or (e) by will or by the laws of intestate succession, to such Shareholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; or

(b) Pursuant to a Public Offering.

Drag-along Rights:	Holders of Class H Common Stock are subject to the drag-along rights of the voting members. See the Stockholders’ Agreement for a description of the drag-along rights and mechanics.

Rights of First Refusal:	The Company, first, and each Shareholder holding Class A Common Stock, second, shall have a right of first refusal if any other Shareholder receives a bona fide offer to transfer all or any portion of such Shareholder’s Common Stock or Common Stock Equivalents. See the Stockholders’ Agreement for a description of the right of first refusal rights and mechanics.

The above information is a summary only and is qualified by reference to the entire Stockholders’ Agreement of the Company, the Restated Certificate, as may be further amended and restated from time to time, and the Tokenholders’ Agreement, all of which are attached hereto as Exhibits. Investors should carefully read the entire agreements set forth on the Exhibits prior to investing in this Offering.

See “Risk Factors – Risks Related to the Offering” for a discussion of the limited public market and other consideration with respect to the Tokens.

THE PLATFORM

Sample Application: Grant Funding and Management

Grant funding is the fuel that powers scientific research. We intend to offer grants to scientists applying to Request for Proposals (RFPs) from grant funders. Eventually, we anticipate matching grant funds from the large grant funders to be offered to the scientists to conduct research and produce publication outputs.

One of the key uses of the blockchain by Knowbella is for managing grant funding. By removing the expensive overhead of grant management usually conducted by attorneys and accountants, the blockchain will enable a higher amount of money to go directly to the scientists.

The following blockchain grant model is U.S. patent-pending (under the License Agreement) and represents only a single configuration as an illustration of the general model.

Researchers of the Knowbella community produce research proposals (A).

Proposals have defined a number of tranches, each defining:

1)	Cost of research (inclusive of personnel, equipment and supplies);

2)	Required duration of the tranche; and

3)	Clearly defined goals and outputs (publications, etc.).

When there are numerous proposals put forth by the community for a single Request For Proposal (“RFP”), the community may choose to vote (B), which will be put forward for funding. Community voting is enabled by the Knowbel™ token.

The winning research proposal is permanently and indelibly stored via Ethereum’s Swarm or IPFS (InterPlanetary File System) and its URL and its cryptographic hash is stored for future reference and verification in a newly instantiated smart contract representing the relationship between the grant funders and the researchers submitting the proposal. This “grant contract” (C) is also configured with the budget, time required for each of the tranches defined in the research proposal and other parameters. The new grant contract sits on the blockchain and waits to be funded.

One or more grant funders provide funds (D) by sending Helix™ or Ether to the grant contract where it will be escrowed. In exchange, the smart contract will automatically issue grant tokens (E) in proportion to the funds received back to the funder to serve as both a receipt and as a voting instrument for future use.

The grant contract will continue to wait until it receives enough funds to satisfy the requirements of all tranches of the research proposal. If the smart contract fails to be sufficiently funded before an agreed deadline, grant funders may exchange their grant tokens for the funds they provided (as Helix™ or Ether).

If, however, the full amount of funding is received, parties are notified and the grant contract will begin the grant process either immediately, or on a preconfigured future date. Once begun, researchers receive funding (G) for the first tranche of research. This funding will be provided as Helix™ or Ether (whichever was provided by the funders), but the researchers are free to convert this into their local currency using third-party services.

Note that due to the relatively high volatility of the cryptocurrency market, escrowed Helix™ or Ether by itself is subject to relatively high foreign exchange risk. To mitigate this, the grant contract may be optionally configured to convert the remaining escrowed funds into a so-called “stablecoin” (such as Maker’s DAI token), at the time the grant process begins.

Since the grant process has now officially begun, researchers will use the funds issued and the time available to perform the required research (H). On or before the tranche’s deadline, researchers will present their deliverables (I) to the grant funders for review. Grant funders review the deliverables and vote (J), using their grant tokens, whether they believe the deliverables meet the criteria described for the respective tranche of work in the grant proposals.

If a vote doesn’t take place by the required time (F) as directed by the grant contract, or if the collective vote determines that the work does not meet the criteria, then the grant process is immediately terminated. Grant researchers may present their grant tokens to the grant contract to exchange them for their proportion of any funds remaining (K) in the grant contract. The grant funder may choose whether to receive the stablecoin, or the equivalent amount of Ether.

If the vote decides the research deliverables sufficiently meet the defined criteria, then the next tranche of work begins by converting a proportion of the stored stablecoin back into Ether, which is then sent to the researchers to fund the next tranche of work (G).

The process continues until all tranches are complete, or any one of them fails.

The grant process flow:

1)	Grant request for proposals (RFPs) are issued by philanthropic entities, corporations, and institutions within the scientific communities to be hosted in the Knowbella Platform™. Based upon the proposals and the collaboration/participation of the proposer, the scientists in those communities vote on who should receive the grants, as a recommendation to the grantors.

2)	Grant funding is managed on a blockchain for transparency and efficiency.

a)	Transparency: Funds are traceable from the grantor all the way to the researcher.

b)	Efficiency: With the confidence of the blockchain, more money goes to research and less goes to overhead accounting, legal, etc.

There is often backlash against charities where significant portions of donated monies are never actually used for the targeted research. The Knowbella model demonstrates transparent movement of all funds, and enables grant providers to target their monies to specific types of research.

Other Transaction Applications

Crowd-Sourced and Community-Managed Grants

The process above could be modified to enable a collection of micro-funders to directly contribute to scientific research they believe in, similar to the Kickstarter model but with the benefits of smart contracts.

Intellectual Property Matching

As a matchmaking service between intellectual property producers and intellectual property consumers, the Knowbella Platform™ will create an opportunity that simply does not exist in a science and intellectual property space that has labored under a “protectionist” mentality. Contributions based on the intellectual property are shared back to the community, making each advance more valuable for the next researcher that looks at it, adopts it, takes it further, and so forth.

Intellectual Property Referrals and Reviews

To accelerate innovation, intellectual property consumers may be able to offer their earned Helix™ as a reward for the discovery of intellectual property relevant to specific research, and intellectual property producers could use Helix™ incentives to reviewers who identify their dormant intellectual property with the highest potential value.

Building Project Teams & Gig Economy

Platform members may be able to offer their earned Helix™ as an incentive to other members to join a new research project, provide specific key expertise on an as-needed basis, give early peer review on a manuscript-in-process, answer legal questions, and task work such as data formatting, technical writing, illustration, etc.

Equipment Transactions

It is intended that members of the Knowbella Platform™ may transact with Helix™ to purchase and sell goods and services, such as label equipment, consumables, shipping and maintenance, and emergent tools and services, from the vendor network hosted through the platform’s asset exchange. When Helix™ is tradeable on financial exchanges, vendors can convert to fiat currencies or other digital currencies such as Bitcoin or Ethereum, subject to confirmation that an SEC-registered exchange exists for Helix™ trading.

Licensed Platform

The Knowbella Platform™ is solely licensed by Knowbella Parent from Open Therapeutics which is then sublicensed from Knowbella Parent to Knowbella pursuant to the License Agreement.

After the completion of the Knowbella Platform Development, Knowbella intends to launch its scientific intellectual property platform using the same model used by Open Therapeutics for its Therapoid™ Platform. The Knowbella Platform™ will host all intellectual property other than therapeutic intellectual property, which is hosted on the Therapoid™ Platform. Examples of intellectual property categories that Knowbella will be able curate on its platform include agriculture, chemicals, mechanical and electrical engineered technologies, energy, ecological and “green” technologies and life sciences.

To accelerate our path to critical mass, liquidity, and scale, up to 500,000 early adopting scientists will be awarded with Helix™ tokens when they conduct science on the Knowbella Platform™.

Knowbella, through this Offering, will launch the Helix™ token for the global scientific community to serve as “The Currency of Science” for researchers and scientific vendors around the world.

The Helix™ initial price is $0.30 USD or equivalent amount of Ether or Bitcoin.

Knowbella will only issue 166,666,667 Helix™ tokens (as set forth in the “Token Allocation” section) under this Offering. As the Knowbella Platform™ grows, both in terms of the number of active users and the number and types of transactions that occur between users, the demand for Helix™ token should grow. The economics of supply and demand would dictate that growing demand will create deflationary market pressure.

Early adoptor scientists will be rewarded Helix™ for adopting the Knowbella Platform™. The scientists’ contributions to research and collaboration on the Knowbella Platform™ earn Helix™. Numerous activities of the scientific community can be rewarded in Helix™. Scientists will be able to utilize their tokens within the ecosystem for the purchase of goods and services otherwise paid for by traditional payment methods or local fiat money. Hence, true token utility is created within the scientific community and within the ecosystem. This utility, combined with a high number of scientists performing work, should be recognized by Helix™ token purchasers and should create a liquid market, although there can be no assurances of such. This fundamental ability to earn and exchange Helix™ for goods and services within the ecosystem, or simply to exchange them for other cryptocurrencies or local fiat currencies, is a major incentive for active participants and the purchasers of the Helix™ token.

Helix Distribution

Helix™ tokens will be provided to Knowbella users. As shown in the table under “Token Allocation” and the graphs set forth below, the Company will provide Helix™ to scientists (“Users”) for collaborating and contributing intellectual property in the research ecosystem.

Token Allocation	Percentage	Tokens	USD
Token Sales	33.3%	55,555,556	$16,666,667
Knowbella Tech, Inc.	66.7%	111,111,111	$33,333,333
• Knowbella Operations	10.5%	17,500,000	$5,250,000
• Knowbella Platform™ Users	46.7%	77,777,777	$23,333,333
• Knowbella Reserves	9.5%	15,833,333	$4,750,000

Total	100.0%	166,666,667	$50,000,000

Technical Solutions & Platform Architecture

The Knowbella Platform™ is based on the following:

•	Based upon Ethereum blockchain

•	Stack: Django/Python on AWS

•	Third Party Integration Partners: OnPar, AuthorAID, ORCID, Hypothes.is, Overleaf

•	APIs: Automated IP on-boarding

Platform Business Model

Our Knowbella Platform™ business model will provide a scientific ecosystem that is expected to attract users and producers to interact and yield valuable data, analytics, and innovations. The “open” model has proven to be successful with other industries such as Redhat® and Linux® in open source computer programming. The Knowbella Platform™ will be an open repository for intellectual property (as Github® is with open source projects); and, as a platform, we match intellectual property producers (inventors/authors) with intellectual property consumers (researchers/scientists).

Once we have collected the users within the Knowbella Platform™, the Company seeks to (1) monetize data and analytics, (2) sell analytics to for-profit companies, (3) strategically select and further develop assets from the community, and (4) provide consulting and employment opportunities for the researchers.

Once we have attracted the global scientific community, additional business models and revenue streams are expected to follow. Those revenue streams may include:

•	Selling analytics and subscriptions to industries for human capital resources, marketing intelligence, and competitive intelligence decision-making support.

•	Equipment and consumables advertising and sales commission.

•	Private enterprise version (white label) collaboration platform based upon the Knowbella Platform™. This may enable other organizations to use the Knowbella Platform™ in their private environments.

•	Incubate and spinout companies that use and promote Helix™.

•	Consulting services and supplemental R&D services to private industry.

•	Intellectual property offices to create potential value for dormant intellectual property.

•	Marketing non-dormant intellectual property for institutional technology transfer officers (TTOs).

•	Hosting Innovation Challenges.

As blockchain technology is more broadly understood and accepted, we believe Knowbella will be well-positioned to capitalize on new opportunities to create value and grow the Company.

Competitive Landscape

We believe that, initially, the Knowbella Platform™ will compete with the following:

•	Research Gate®—Enables collaboration around post-published papers.

•	Innoget®—innovation challenges for developing IP.

•	Facebook®—social platform.

•	LinkedIN®/Microsoft®—user biographical information.

•	Redhat®—monetizing open technologies.

•	GitHub®—hosts open source technologies.

•	Biowebspin SA—scientific biographical information.

•	Open Science Framework™ (OSF)—open science platform for manuscript development.

•	Scienceroot™– a blockchain-based scientific ecosystem.

PLAN OF DISTRIBUTION

The Company is offering a maximum of 166,666,667 Helix™ tokens at $0.30 per Token, on a best efforts basis, for an aggregate amount of $50,000,000, in a “Tier 2 Offering” under Regulation A. There is no minimum number of Tokens that needs to be sold in order for funds to be released to the Company for this Offering to close. The minimum number of subscriptions required per investor is 1,600 Tokens ($480), and subscriptions, once received, are revocable until they become irrevocable when both the offering circular is qualified by the SEC and the subscriptions are accepted by the Company. The Company expects to accept all subscriptions up to the maximum amount after this offering statement is qualified and to accept subscriptions and close on investments on a “rolling” basis. There is no escrow established for this Offering. The Tokens will be issued in book-entry electronic form only, provided that subsequent transfers of the Tokens will be recorded on the Ethereum blockchain and possession of the Token will signify ownership. VStock Transfer, LLC, a California limited liability company (“VStock”) is the transfer agent and registrar for the Helix™ tokens. VStock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Transfer Agent Act. Their procedures and transactions are regulated and audited by the Securities and Exchange Commission.

This is a Regulation A, Tier 2 offering. The Company reserves the right to engage one or more agents, broker- dealers or other financial advisors in connection with the sale of the Helix™ tokens. Such agents, broker dealers or other financial advisors may be entitled to payments of fees, commissions, discounts and/or other remuneration as permitted by applicable law. Generally, unless otherwise indicated in any applicable supplement to this offering circular, any agent, broker-dealer or other financial advisor will be acting on a “best efforts” basis for the period of appointment. Such agents, broker-dealers and other financial advisors may be entitled under relevant placement agent or other agreements to indemnification by the Company against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, broker-dealers and other financial advisors may be required to make in respect thereof. Agents, broker-dealers and other financial advisors may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business. We have not entered into selling agreements with any broker-dealers to date.

If any subscription agreement for the purchase of Helix™ tokens is rejected by the Company in its sole discretion, then the subscription agreement and the funds for such investor shall be returned to the rejected investor without interest within fifteen (15) business days from the date of rejection. Any payments made in Bitcoin, Ethereum or any other non-U.S. Dollar currency may be converted into U.S. Dollars at any time after receipt by the Company. If the Company is to return funds to an investor, it may return funds in the form of U.S. Dollars and the Company will not be responsible for any fluctuations in price of such non-U.S. Dollar currency.

Upon closing under the terms as set out in this offering circular, funds will be immediately transferred to the Company (where the funds will be available for use in the operations of the Company’s business in a manner consistent with the “Use of Proceeds” in this offering circular). There is no escrow established for this Offering.

In order to facilitate investment in the Offering, individual investors may attempt to negotiate terms for the Helix™ tokens different from those described in this offering circular. In the event and to the extent that any investor is offered terms related to the Helix™ tokens that are different from those described in this offering circular, we will amend and/or supplement this offering circular to advise that all offerees shall be offered the same terms.

The Company may raise additional funds in the future by means of a follow-on offering and the issuance of additional securities. A follow-on offering would be open to additional investors; provided, however, that all investors in this Offering would be entitled to join such follow-on offering and subscribe for an amount of securities pursuant to the terms and conditions of the follow-on offering.

In order to purchase the Helix™ tokens, a prospective investor must complete and electronically sign and deliver a subscription agreement to us, the form of which is attached as an exhibit to this offering statement, to which this offering circular relates, and send payment to us by check, wire transfer, ACH in Bitcoin or Ethereum as further described in the subscription agreement. Prospective investors must answer certain questions to determine compliance with the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully, below. This investment limitation does not apply to “accredited investors”, as that term is defined in Rule 501 under the Securities Act.

This Offering is made only by means of this offering circular, and prospective investors must read and rely on the information provided in this offering circular, and nowhere else, in connection with any decision to invest in Tokens.

Limitations on Your Investment Amount

Non-Accredited Investors

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person.”

Accredited Investors

There is no limit to the amount of investment made by accredited investors. To be an accredited investor, an investor must meet one of the following:

(1) An individual who had income in excess of $200,000 in each of the two most recent years (or joint income with his or her spouse in excess of $300,000 in each of those years) and has a reasonable expectation of reaching the same income level in the coming year;

(2) An individual who has a net worth (or joint net worth with his or her spouse) in excess of $1,000,000 (excluding the value of such individual’s primary residence);

(3) An individual retirement account (“IRA”) or revocable trust and the individual who established the IRA or each grantor of the trust is an accredited investor based on (1) or (2) above;

(4) A self-directed pension plan and the participant who directed that assets of his or her account be invested in the Company is an accredited investor on the basis of (1) or (2) above and such participant is the only participant whose account is being invested in the Company;

(5) A pension plan which is not a self-directed plan and which has total assets in excess of $5,000,000;

(6) An irrevocable trust which consists of a single trust (i) with total assets in excess of $5,000,000, (ii) which was not formed for the specific purpose of investing in the Company and (iii) whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risk of the prospective investment;

(7) A corporation, partnership or a Massachusetts or similar business trust, that was not formed for the specific purpose of acquiring an interest in the Company, with total assets in excess of $5,000,000; or

(8) An entity in which all of the equity owners are accredited investors.

For general information on investing, we encourage you to refer to www.investor.gov.

Foreign Restrictions on Purchase of Tokens

The Company has not taken any action to permit a public offering of the Tokens outside the United States or to permit the possession or distribution of this offering circular outside the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this Offering and the distribution of the offering circular outside the United States.

Offering Period and Expiration Date

The Company expects to commence the Offering on or within two (2) calendar days of the date the offering circular is qualified by the SEC. The Offering will terminate on the first of: (i) all of the Tokens offered are sold; or (ii) the close of business thirty-six (36) months after the date that this Offering is deemed qualified by the SEC, unless sooner terminated by the Company.

Testing the Waters and Procedures for Subscribing

The Company will use its existing website, www.knowbella.tech, to provide notification of this anticipated Offering. Prior to the qualification of the Offering by the SEC, if you desire information about this anticipated Offering, you would go to www.knowbella.tech and click on the “Learn More” button. The Knowbella website will redirect you, as a prospective investor, via the “Learn More” button to a page on the website where prospective investors are asked to provide certain information about themselves, such as his, her or its name, e-mail address, and the interest in learning more about this token sale, constituting a non-binding indication of interest (“Interest Holders”). This offering circular as well as amendments to this offering circular prior to qualification by the SEC will be furnished to prospective investors for their review via download 24 hours per day, 7 days per week on the website as well. All Interest Holders have received and will continue to receive a series of comprehensive educational emails explaining the entire process and procedures for subscribing in the Offering and “what to expect” on the website.

Potential investors, including, but not limited to Interest Holders, may at any time make revocable offers to subscribe to purchase shares of our Helix™ tokens. Such revocable offers will become irrevocable when both the offering statement is qualified by the SEC and the subscriptions are accepted by the Company.

Helix™ Tokens Eligible for Future Sale

Prior to this Offering, there has been no public market for the Company’s Helix™ tokens.

Updates of Information

In compliance with Rule 253(e) of Regulation A, the Company shall revise this offering circular during the course of the Offering whenever material developments have occurred, there has been some fundamental change in the information initially presented, or if any information herein has become false or misleading in light of existing circumstances. Such updates shall also be provided to include updated annual financial statements and shall be filed as an exhibit to the offering statement and be requalified under Rule 252.

Expenses

The Company will be responsible for and pay all expenses relating to this Offering, including, without limitation, (a) all filing fees and expenses relating to the qualification of this Offering with the SEC; (b) all fees and expenses relating to the registration or qualification of the Tokens as required under state blue sky laws, including the fees of counsel selected by us; (c) the costs of all preparing and printing of the offering documents; (d) the costs of preparing, printing and delivering any documents/certificates representing the Tokens, if any; (e) fees and expenses of the transfer agent, if any, for the Tokens; and (f) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives. We expect the total expenses to be paid by us will be at least $700,000.

State Blue Sky Information

We intend to submit notice filings regarding this Offering and sales to retail investors in various states as may be required under applicable state blue sky laws. Following this Offering, we intend to comply with the ongoing reporting requirements of Regulation A and file annual reports on Form 1-K, semiannual reports on Form 1-SA, and current event reports on Form 1-U. We intend to submit filings to qualify the Tokens for secondary trading in such states as determined by our management.

If we fail to comply with state securities laws where our securities our sold, we may be subject to fines and other regulatory actions against us. We intend to take the steps necessary to help insure that offers and sales in this Offering are in compliance with state blue sky laws, provided, however, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we are not in compliance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made in “Risk Factors” and elsewhere in this offering circular, identifying important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this offering circular.

Management’s Discussion & Analysis of Knowbella

Overview

Knowbella Helix Inc. was incorporated on February 23, 2018, in the state of Delaware. Our headquarters are located in Cincinnati, Ohio. When the Knowbella Platform™ is completed, we will offer a collaborative scientific ecosystem that crowdsources the global scientific and engineering communities around orphan and dormant intellectual property.

Results of Operations

As of February 23, 2018, we have not generated any revenue. As of the same date, cash used in operating activities of $0 was attributable to a net loss of $1,000 offset by cash inflows of $1,000 from changes in operating assets and liabilities. The change in operating assets and liabilities was attributable to a $1,000 increase in accrued expenses relating to professional fees.

Liquidity and Capital Resources

On April 17, 2018, we received a capital contribution from our sole shareholder, Knowbella Tech LLC (“Knowbella Parent”), in the amount of $100.

As of February 23, 2018, we had $0 in cash. We will incur significant additional costs for the planning and development of the Knowbella Platform™ and the utilization of the platform with Helix™ tokens and intend to continue to fund our operations with funding received through this Offering and additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

The funds raised in this Offering will be primarily used to complete and launch the Knowbella Platform Development and to begin the utilization of the platform with Helix™ tokens. We anticipate that it will take approximately $16.7 million in capital to fund our developmental operations for a period of 36 months.

Management’s Discussions & Analysis of Knowbella Parent

Overview

Knowbella Tech LLC (“Knowbella Parent”) was originally formed on September 1, 2016 in Ohio and was later converted to Delaware on November 13, 2017. Our headquarters are located in Cincinnati, Ohio.

Results of Operations

For the period ending December 31, 2017, we did not generate any revenue. For the same period, cash used in operating activities of $5,095 was attributable to a net loss of $454,377 partially offset by cash inflows of $252,644 from increases in equity-based compensation and $196,638 from changes in operating assets and liabilities. The change in operating assets and liabilities was primarily attributable to a $196,488 increase in accrued expenses.

Liquidity and Capital Resources

In 2016, we raised $2,000 through issuing a convertible note, which accrued interest at 4% and was due on November 1, 2019. On October 17, 2017, this note was converted into 5,300 Class A membership units with a fair value of $2,080. In 2017, we raised approximately $30,000 through issuing convertible unsecured notes, which accrue interest at 4% and are due on November 15, 2022. The notes are convertible into Class A units in accordance with the terms of the note agreement.

We are authorized to issue Class A, Class B, and Incentive units. Each unit holder has the right to receive a return of capital, an allocation of profits and losses, and distributions in accordance with the terms of our Limited Liability Company Agreement. In 2016, we issued 1,000,000 Class A membership units. As of December 31, 2016 and December 31, 2017, there were 1,000,000 and 1,078,055 Class A units outstanding, respectively. The increase in the number of Class A units outstanding is attributable to the exercise of the note and the exercise of warrants issued to employees and non-employees as equity-based compensation in 2017. Additionally, in 2016, we issued an immediately exercisable warrant for 158,780 Class B membership units to Open Therapeutics, LLC in exchange for the license of the Therapoid™ Platform. As of December 31, 2017, the fair value of the warrant instrument was $306,455. Since December 31, 2017, we have also issued warrants to employees and non-employees for 71,889 Class B units.

As of December 31, 2016, we had $87 in cash, and as of December 31, 2017, we had $25,126 in cash. On January 25, 2018, we issued a short-term loan to Open Therapeutics in the amount of $5,000, which has subsequently been repaid in full. We will incur significant additional costs for the planning and development of the Knowbella Platform Development and intend to continue to fund our operations with funding received through this Offering and additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

The funds raised in this Offering will be primarily used to complete and launch the Knowbella Platform™ and to begin the utilization of the platform with Helix™ tokens. We anticipate that it will take approximately $16.7 million in capital to fund our developmental operations for a period of 36 months.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office(1)	Approximate hours per week for part-time employees
Mark Pohlkamp	Chief Executive Officer, Chief Financial Officer and Director	54	3 years	—
Jason E. Barkeloo	Founder and Chairman of Board	52	3 years	—
Martin Koistinen	Software Engineering Consultant	51	1 year	20 hours

(1)	Our directors each serve until the next annual meeting of our shareholders.

Mr. Mark Pohlkamp, Chief Executive Officer, Chief Financial Officer and Board Member: Over 20 years of technology sales, start-ups, and business development experience. He earned his Bachelors of Science in Mechanical Engineering from the University of Missouri where he also earned an athletic scholarship in swimming. He started his career at Boeing Military Airplane Company as a Flight Test Engineer on the B52/B1 Bomber Advanced Cruise Missile Programs. He went on to earn his MBA in Marketing & Sales at Xavier University in Cincinnati, Ohio to transition into aircraft sales at Boeing. Mark left Boeing to pursue his entrepreneurial dreams by joining a variety of engineering and technology start-ups such as an Autodesk spin-off and start-up acquired by Elsevier, a global information analytics business. He led many start-up teams in evangelizing sales & business development traction. He was a leader in sales performance and broke revenue records at many of his start-up companies. Most recently he helped launch and exit a consulting firm in the electronic medical records space that achieved $60 million in revenues in 4 years. Mark lives in the Cincinnati, Ohio area.

Mr. Jason E. Barkeloo, Founder and Board Chair. The concept of crowdsourcing the entire global scientific community was founded nine years ago after two previous startups. He completed a U.S. Army career, including as laboratory operations officer of the Walter Reed Army Institute of Research Medical Detachment.; BA, Ohio State University; MA, Antioch University, PhD work, Antioch University but departed to launch first company.

Mr. Martin Koistinen, Consulting Director of Software Development: A 25-year experienced software engineer and patent-holder whose experience spans information security, smart cards, biometrics, crypto-currency mining, blockchain, machine learning and more. Martin has led leading-edge projects in the public and private sector for multinational telecoms, energy, financial and other institutions across Europe and the U.S.A. Although he has experience in countless programming languages, Martin is currently focused on Django and Python and serves as a core developer on globally popular open sources.

Disclosure of Family Relationships

None.

Involvement in Certain Legal Proceedings

None.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation information for the Company’s three highest paid persons who were directors or executive officers during the last fiscal year is as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Mark Pohlkamp	Chief Executive Officer, Chief Financial Officer and Director	$150,000	$0	$150,000
Jason E. Barkeloo	Founder and Chairman of Board	$150,000	$0	$150,000

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER SECURITYHOLDERS

The following table sets forth the numbers and percentages of our outstanding voting securities as of December 31, 2017 for Knowbella Parent and May 31, 2018 for Knowbella (as qualified in the footnotes thereto) by:

•	Each person known to the Company and Knowbella Parent to be the beneficial owner of more than 10% of any class of the Company’s or Knowbella Parent’s outstanding voting securities, as applicable;

•	Each of the Company’s or Knowbella Parent’s directors, as applicable;

•	Each of the Company’s or Knowbella Parent’s executive officers, as applicable; and

•	All of the Company’s or Knowbella Parent’s directors and executive officers, as applicable, as a group.

Beneficial Ownership of the Company

The Company’s voting securities consist of Class A Common Stock. Non-voting securities consist of Class H Common Stock. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this offering circular. For purposes of computing the percentage of the Company’s outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated below, the business address of each person or entity listed is c/o Knowbella Helix Inc., P.O. Box 30085, Cincinnati, Ohio 45230.

Beneficial ownership representing less than 1% is denoted with an asterisk (*):

	Total Shares of Company Class A Common Stock Beneficially Owned
Shareholder	Amount	Percentage
Knowbella Tech LLC	100	100%

Beneficial Ownership of Knowbella Parent – Knowbella Tech LLC

	Total Class A and Class B U its of Knowbella Tech LLC Beneficially Owned
Member	Amount	Percentage
Jason E. Barkeloo	800,000 (Class A)	74.2%
Kelly Land	205,300 (Class A)	19.0%
Mark Pohlkamp	72,755 (Class A)	6.7%

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Jason E. Barkeloo, the holder of a majority of Knowbella Parent’s outstanding voting units and a member of the Board of Directors of the Company, also maintains a controlling interest in Open Therapeutics. In addition, Mark Pohlkamp is an advisor and less than 1% owner of Open Therapeutics. Knowbella Parent has entered into an exclusive license agreement with Open Therapeutics, which has been sublicensed to the Company pursuant to the License Agreement. Knowbella Parent or the Company may engage in other transactions with Open Therapeutics, including, without limitation, amending the License Agreement and the acquisition of some or all of the equity interests in Open Therapeutics. Mr. Barkeloo and Mr. Pohlkamp may have a conflict of interest with respect to any additional transaction between the Company, Knowbella Parent and Open Therapeutics and may profit from any transaction we may have with Open Therapeutics. In addition, Mr. Barkeloo has a consulting arrangement with Open Therapeutics pursuant to which he is paid $100 per hour for certain IT services provided to the company. Other than the license and the consulting arrangement, there are no understandings, agreements, contracts or agreements to enter into any transaction with Mr. Barkeloo or Open Therapeutics.

INDEPENDENT AUDITORS

The financial statements of Knowbella Tech LLC (“Knowbella Parent”) as of December 31, 2017 and December 31, 2016 included in Annex A to this offering circular have been audited by Clark Schaefer Hackett & Co., independent auditors, as stated in their report appearing therein.

The financial statements of Knowbella Helix Inc. as of February 28, 2018 included in Annex A to this offering circular have not been audited.

LEGAL MATTERS

Certain legal matters with respect to the Tokens offered hereby will be passed upon by Keating Muething & Klekamp PLL.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed an offering statement on Form 1-A with the Commission under Regulation A of the Securities Act with respect to the Helix™ tokens offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our Helix™ tokens, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

The Company also maintains a website at www.knowbella.tech. After the completion of this Offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on the Company’s website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

After the completion of this Tier II, Regulation A offering, the Company intends to become subject to the information and periodic reporting requirements of the Exchange Act. If the Company became subject to the reporting requirements of the Exchange Act, it would file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. Until the Company becomes or never becomes subject to the reporting requirements of the Exchange Act, it will furnish the following reports, statements, and tax information to each stockholder:

•  Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

•  Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, our Board of Directors will cause to be mailed or made available, by any reasonable means, to each shareholder as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Board of Directors. The Board of Directors shall be deemed to have made a report available to each shareholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the shareholders.

•	Tax Information. On or before January 31st of the year immediately following our fiscal year, which is currently January 1st through December 31st, we will send to each shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description

2.1	Amended and Restated Certificate of Incorporation of Knowbella Helix Inc.

2.2	Bylaws of Knowbella Helix Inc.

4.1	Subscription Agreement by and between Knowbella Helix Inc. and the purchasers of tokens thereunder

6.1	Stockholders’ Agreement by and among Knowbella Helix Inc., Knowbella Tech LLC and each other person who becomes a stockholder thereto

6.2	Tokenholders’ Agreement by and among Knowbella Helix Inc. and each holder of tokens thereunder

6.3	Knowbella Whitepaper

6.4	Amended & Restated License Agreement by and among Open Therapeutics, LLC and Knowbella Tech LLC

11.1	Consent of Keating Muething & Klekamp PLL (included in Exhibit 12.1)

11.2	Consent of Clark Schaefer Hackett & Co.

12.1	Opinion of Keating Muething & Klekamp PLL as to the legality of the securities being qualified

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in on June 6, 2018.

Knowbella Helix Inc.

By: /s/ Mark Pohlkamp
Name: Mark Pohlkamp Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on June 6, 2018.

Name	Title
/s/ Mark Pohlkamp Mark Pohlkamp	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)

/s/ Jason E. Barkeloo Jason E. Barkeloo	Chairman of the Board of Directors

FINANCIAL STATEMENTS OF KNOWBELLA HELIX INC.

Knowbella Helix Inc.

Financial Statements

February 28, 2018

Knowbella Helix Inc.

Balance Sheet

February 28, 2018

Assets
Current assets:
Due from parent	$100

Total current assets	100

Total assets	$100

Liabilities and Stockholder’s Equity (Deficit)
Liabilities
Current liabilities:
Accrued expenses	$1,000

Total current liabilities	1,000
Stockholder’s equity (deficit)
Common stock	—
Additional paid-in capital	100
Retained earnings (deficit)	(1,000)

Total stockholder’s equity (deficit)	(900)

Total liabilities and stockholder’s equity (deficit)	$100

F-1

Knowbella Helix Inc.

Statement of Operations

For the Period from February 23, 2018 to February 28, 2018

Revenue	$—
Operating expenses
Professional fees	1,000
Total expenses	1,000

Net loss	$(1,000)

F-2

Knowbella Helix Inc.

Statements of Changes in Stockholder’s Equity

For the Period from February 23, 2018 to February 28, 2018

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total
Balance at February 23, 2018	$—	—	—	—
Contribution	—	100	—	100
Net loss	—	—	(1,000)	(1,000)

Balance at February 28, 2018	$—	100	(1,000)	(900)

F-3

Knowbella Helix Inc.

Statement of Cash Flows

For the Period from February 23, 2018 to February 28, 2018

Cash flows from operating activities
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash provided by operating activities:	—
Changes in assets and liabilities:
Increase in accrued expenses	1,000

Net cash used in operating activities	—

Cash flows from financing activities Contributions	—

Net cash provided by financing activities	—

Net change in cash	—
Cash, beginning of period	—

Cash, end of period	$—

F-4

Knowbella Helix Inc.

Notes to the Financial Statements

February 28, 2018

1.	ORGANIZATION AND BUSINESS:

Knowbella Helix Inc. (the “Company”) is incorporated in the state of Delaware and is headquartered in Cincinnati, Ohio. The Company was organized on February 23, 2018 and is a wholly-owned subsidiary of Knowbella Tech LLC. The Company operates a scientific, software collaboration platform. The Company intends to issue cryptocurrency tokens (“Helix” tokens) to facilitate collaboration activity on its platform. Its principal activities to date have been the development of product and service offerings.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of accounting estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Cryptocurrency holdings

At times, the Company may hold cryptocurrency-denominated assets such as Bitcoin or Ether and include them in other current assets in the balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. Decreases in the value of these assets are charged to operations. Subsequent increases in the value of these assets through market price recoveries are recognized up to, but not beyond, the total previously recognized decreases in value.

Recent accounting pronouncements not yet adopted

In May 2014, Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers and prescribes expanded disclosure about revenue. The new standard is effective for the year ending December 31, 2019. Management is currently assessing the impact of the new standard.

3.	GOING CONCERN:

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not commenced revenue generating activities. Since inception, the Company’s parent has relied on capital raising activities for working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations from proceeds from a securities offering to be made under Regulation A as promulgated by the Securities and Exchange Commission. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm its business operations, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

F-5

Knowbella Helix Inc.

Notes to the Financial Statements

February 28, 2018

4.	COMMITMENTS AND CONTINGENCIES:

The Company’s business plan contemplates the issuance of, and transactions conducted in, cryptocurrencies. Due to the emerging nature of cryptocurrencies, the regulatory, statutory and business practice framework surrounding commerce in cryptocurrencies is not well-developed. Management believes that the Company’s current and planned activities have been conducted in compliance with existing laws and regulations, and that the Company is not exposed to any matters that would have a material adverse effect on the financial condition or operations of the Company.

5.	SUBSEQUENT EVENTS:

The Company has evaluated the impact of events and transactions that have occurred subsequent to the date of the financial statements through April 17, 2018, the date the financial statements were available to be issued, for the purposes of recognition and disclosure in the financial statements.

On April 17, 2018 the Company received the amount due from parent of $100.

F-6

FINANCIAL STATEMENTS OF KNOWBELLA TECH LLC

Knowbella Tech LLC

Financial Statements

December 31, 2017 and 2016

(with Independent Auditors’ Report)

INDEPENDENT AUDITORS’ REPORT

The Members

Knowbella Tech LLC

Cincinnati, Ohio

We have audited the accompanying financial statements of Knowbella Tech LLC, which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2017 and the period September 1, 2016 (commencement of operations) to December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knowbella Tech LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year and period then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not commenced revenue generating activities and is reliant on raising capital to fund operations, which raises substantial doubt about its ability to continue as a going concern. Our opinion is not modified with respect to that matter.

Cincinnati, Ohio

April 17, 2018

Knowbella Tech LLC

Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Current assets:
Cash	$25,064	—
Petty cash	62	87

Total current assets	25,126	87
Intangible asset—license agreement	306,455	306,455

Total assets	$331,581	306,542

Liabilities and Members’ Equity
Liabilities
Current liabilities:
Accrued expenses	$196,488	—
Interest payable	150	—

Total current liabilities	196,638	—
Convertible notes	30,000	2,000

Total liabilities	226,638	2,000
Members’ equity
Class A equity	114,306	87
Class B equity	447,014	306,455
Accumulated (deficit)	(456,377)	(2,000)

Total members’ equity	104,943	304,542
Total liabilities and members’ equity	$331,581	306,542

Knowbella Tech LLC

Statements of Operations

For the Year Ended December 31, 2017 and

the Period from September 1, 2016 to December 31, 2016

	2017	2016
Revenue	$—	—

Operating expenses
Salaries & wages	128,250	—
Equity-based compensation	252,644	—
Professional fees	65,579	2,000
Travel and meals	1,241	—
Information technology	2,094	—
Consulting	4,085	—
Office supplies	247	—
Interest expense	230	—
Bank charges	7	—

Total expenses	454,377	2,000

Net loss	$(454,377)	(2,000)

Knowbella Tech LLC

Statements of Changes in Members’ Equity

For the Year Ended December 31, 2017 and

the Period from September 1, 2016 to December 31, 2016

	Class A Units	Class B Units	Class A Equity	Class B Equity	Accumulated Earnings (Deficit)	Total
Balance at September 1, 2016	—	—	$—	—	—	—
Capital contribution	1,000,000	—	87	—	—	87
Equity-based compensation	—	—	—	306,455	—	306,455
Net loss	—	—	—	—	(2,000)	(2,000)

Balance at December 31, 2016	1,000,000	—	$87	306,455	(2,000)	304,542
Conversion of note	5,300	—	2,080	—	—	2,080
Exercise of warrant	72,755	—	—	54	—	54
Equity-based compensation	—	—	112,139	140,505	—	252,644
Net loss	—	—	—	—	(454,377)	(454,377)

Balance at December 31, 2017	1,078,055	—	$114,306	447,014	(456,377)	104,943

Knowbella Tech LLC

Statements of Cash Flows

For the Year Ended December 31, 2017 and

the Period from September 1, 2016 to December 31, 2016

	2017	2016
Cash flows from operating activities
Net loss	$(454,377)	(2,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity-based compensation	252,644	—
Changes in assets and liabilities:
Increase in accrued expenses	196,488	—
Increase in interest payable	150	—

Net cash used in operating activities	(5,095)	(2,000)

Cash flows from financing activities
Proceeds from issuance of convertible notes	30,000	2,000
Proceeds from conversion of warrant	54	—
Members’ contributions	80	87

Net cash provided by financing activities	30,134	2,087

Increase in cash	25,039	87
Cash, beginning of period	87	—

Cash, end of period	$25,126	87

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$—	—

Supplemental disclosure of non-cash flow information
Conversion of note and accrued interest to equity	$2,080	$—

Issuance of equity in exchange for license agreement	$—	$306,455

Knowbella Tech, LLC

Notes to the Financial Statements

December 31, 2017 and 2016

1.	ORGANIZATION AND BUSINESS:

Knowbella Tech, LLC (the “Company”, or “Knowbella”) is a Delaware limited liability company headquartered in Cincinnati, Ohio. Accordingly, the members have limited liability with respect to their investment in the Company. The Company operates a scientific, software collaboration platform. The Company, through a subsidiary (see Note 10), intends to issue cryptocurrency tokens (“Helix” tokens) to facilitate collaboration activity on its platform. Its principal activities to date have been the development of product and service offerings, and capital raising.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of accounting estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Cash

The Company maintains cash in bank deposit accounts at financial institutions where the balances may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risks on its cash balances.

Intangible assets

Intangible assets are recorded at the fair value of the consideration paid to acquire them. Intangible assets with finite lives are amortized over their estimate useful lives. All intangible assets are reviewed annually for impairment or when events or circumstances indicate their carrying amount may not be recoverable. Management has determined that no impairment is indicated at December 31, 2017 and 2016.

Income taxes

The Company has elected to be treated as a partnership for federal income tax purposes. The members’ shares of the Company’s income or loss are passed through and included on their respective tax returns in accordance with the Company’s operating agreement. Accordingly, no liabilities or income tax provisions for federal or state income taxes are recorded in the accompanying financial statements.

Equity-based payments

The company accounts for warrants issued to employees under Accounting Standards Codification (“ASC”) 718, Share-Based Payment (“ASC 718”). Under this method, the cost of equity-based compensation to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the award’s vesting period. The fair value of each award is estimated on the date of grant using the probability weighted expected return method.

Knowbella Tech, LLC

Notes to the Financial Statements

December 31, 2017 and 2016

The Company measures compensation expense for non-employee equity-based compensation under ASC 505, Equity. The fair value of the warrant award is used to measure the transaction, as this is considered more reliable than the fair value of the goods or services received. The fair value of each award is estimated on the grant date using the probability weighted expected return method, and is recorded on the date that the commitment for the counterparty’s performance has been reached, or the counterparty’s performance is complete.

The fair value of the equity-based instrument is charged to equity-based compensation or asset, and credited to members’ equity.

Fair value measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, and establish a fair value hierarchy that prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value.

The fair value hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 inputs are observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cryptocurrency holdings

At times, the Company may hold cryptocurrency-denominated assets such as Bitcoin or Ether and include them in other current assets in the balance sheet. Cryptocurrency-denominated assets are recorded at the lower of cost or market based on an average unit cost. Decreases in the value of these assets are charged to operations. Subsequent increases in the value of these assets through market price recoveries are recognized up to, but not beyond, the total previously recognized decreases in value.

Recent accounting pronouncements not yet adopted

In May 2014, Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers and prescribes expanded disclosure about revenue. The new standard is effective for the year ending December 31, 2019. Management is currently assessing the impact of the new standard.

Knowbella Tech, LLC

Notes to the Financial Statements

December 31, 2017 and 2016

3.	GOING CONCERN:

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not commenced revenue generating activities. Since inception, the Company has relied on capital raising activities for working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to fund operations with capital from additional equity and debt financings. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm its business operations, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

4.	INTANGIBLE ASSET:

In 2016, the Company entered into an exclusive perpetual license agreement for the use of a technology-enabled collaboration platform (“Therapoid”) with Open Therapeutics LLC, a company related through common ownership. The Company issued an immediately exercisable warrant for 158,780 Class B membership units in exchange for the license agreement. The Company has recorded the license agreement as an intangible asset on the balance sheet at the fair value of the warrant instrument issued of $306,455. Due to the perpetual license arrangement, management has assigned an indefinite useful life to the asset.

5.	CONVERTIBLE NOTES:

On November 15, 2017 the Company issued convertible unsecured notes totaling $30,000. The notes accrue interest at 4% and are due on November 15, 2022. The notes are convertible into Class A units in accordance with the terms of the Note agreement. The note holders were also issued a Simple Agreement for Future Tokens (“SAFT”) under which the holder may acquire Helix cryptocurrency tokens issued by a subsidiary of the Company (see Note 10).

On October 20, 2016 the Company issued a convertible note for $2,000. The note accrued interest at 4% and was due on November 1, 2019. On October 17, 2017 this note was converted into 5,300 Class A membership units.

6.	MEMBERS’ EQUITY:

Pursuant to the Company’s Limited Liability Company Agreement, the ownership interests in the Company are denominated in units. The Company is authorized to issue Class A, Class B, and Incentive units. Each unit holder has the right to receive a return of capital, an allocation of profits and losses, and distributions in accordance with the terms of the Agreement. Class A units have voting rights. Class B and Incentive units are non-voting. There were 1,078,055 and 1,000,000 Class A units outstanding at December 31, 2017 and 2016, respectively. There were no Class B units outstanding at December 31, 2017 or 2016.

7.	EQUITY-BASED PAYMENTS:

The Company has issued equity-based instruments as compensation to both employees and non-employees. The instruments are structured as warrant agreements, are non-qualified, and are each subject to their own terms regarding vesting, exercise price, and term.

The fair value of each warrant issued is estimated on the date of grant using a probability weighted expected return valuation method that includes certain assumptions. In determining the fair value of the warrants granted in 2017 and 2016, those assumptions include: unit value of $1.93, expected volatility of 60.0%, expected dividends of 0%, an expected term of 5 years, and a risk-free rate of 1.84%.

Knowbella Tech, LLC

Notes to the Financial Statements

December 31, 2017 and 2016

The following table summarizes the employee warrants issued in 2017:

	Units subject to Outstanding Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding at December 31, 2016	—	$—	—	$—
Granted	291,020	0.0000464	n/a	n/a
Exercised	(36,378)	0.0000742	n/a	70,206

Outstanding at December 31, 2017	254,643	0.0000424	9.78	491,449
Vested and expected to vest	250,111	0.0000424	9.78	482,703
Exercisable at December 31, 2017	30,315	0.0000371	9.78	58,506

The following table summarizes the non-employee warrants issued in 2016 and 2017:

	Units subject to Outstanding Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding at September 1, 2016	—	$—	—	$—
Granted	158,780	0.001	n/a	306,295
Exercised	—	—	—	—

Outstanding at December 31, 2016	158,780	0.001	n/a	306,295
Granted	14,698	1.97	n/a	n/a
Exercised	—	—	—	—

Outstanding at December 31, 2017	173,478	0.1677741	8.92	306,295
Vested and expected to vest Dec 31, 2016	158,780	0.001	n/a	306,295
Vested and expected to vest Dec 31, 2017	173,478	0.1677741	8.92	306,295
Exercisable at December 31, 2016	158,780	0.001	n/a	306,295
Exercisable at December 31, 2017	173,478	$0.1677741	$8.92	$306,295

The equity-based compensation expense was $252,644 for the year ended December 31, 2017. As of December 31, 2017, there was approximately $266,022 of unrecognized compensation cost related to non-vested awards granted under the Plan. That cost is being recognized over a weighted-average period of one year or less.

Knowbella Tech, LLC

Notes to the Financial Statements

December 31, 2017 and 2016

8.	COMMITMENTS AND CONTINGENCIES:

The Company’s business plan contemplates the issuance of, and transactions conducted in, cryptocurrencies. Due to the emerging nature of cryptocurrencies, the regulatory, statutory and business practice framework surrounding commerce in cryptocurrencies is not well-developed. Management believes that the Company’s current and planned activities have been conducted in compliance with existing laws and regulations, and that the Company is not exposed to any matters that would have a material adverse effect on the financial condition or operations of the Company.

9.	RELATED PARTY TRANSACTIONS:

The Company has licensed the Therapoid technology platform from Open Therapeutics LLC, a company related through common ownership.    The Company issued warrants valued at $306,455, as determined by a third-party valuation, in exchange for an exclusive perpetual license for the Therapoid platform. The license permits the Company to use the platform for any scientific purpose that is non-therapeutic in nature.

10.	SUBSEQUENT EVENTS:

The Company has evaluated the impact of events and transactions that have occurred subsequent to the date of the financial statements through April 17, 2018, the date the financial statements were available to be issued, for the purposes of recognition and disclosure in the financial statements.

Subsequent to December 31, 2017, the Company issued additional employee and non-employee warrants for 71,889 Class B units.

On February 23, 2018 the Company formed a subsidiary, Knowbella Helix Inc. which was registered in the state of Delaware.